Exhibit 10.1
Published CUSIP Numbers: 88870TAA6
88870TAB4
88870TAC2
88870TAD0

REVOLVING CREDIT AND TERM LOAN AGREEMENT
Dated as of April 21, 2017
among
TIVITY HEALTH, INC.,
as Borrower,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
and

SUNTRUST BANK
as Administrative Agent

====================================================================
SUNTRUST ROBINSON HUMPHREY, INC.
FIFTH THIRD BANK,
PNC BANK, NATIONAL ASSOCIATION and
COMPASS BANK,
as Joint Lead Arrangers

TABLE OF CONTENTS

                          Page
ARTICLE I   DEFINITIONS; CONSTRUCTION                      1
Section 1.1Definitions	1
Section 1.2Classifications of Loans and Borrowings	30
Section 1.3Accounting Terms and Determination	30
Section 1.4Terms Generally	30
Section 1.5Currency Translations	30
ARTICLE II   AMOUNT AND TERMS OF THE COMMITMENTS              31
Section 2.1General Description of Facilities	31
Section 2.2Revolving Loans	31
Section 2.3Procedure for Revolving Borrowings	31
Section 2.4Swingline Commitment	32
Section 2.5Procedure for Swingline Borrowing; Etc	32
Section 2.6Term Loans	33
Section 2.7Intentionally Omitted	34
Section 2.8Funding of Borrowings	34
Section 2.9Interest Elections	34
Section 2.10Optional Reduction and Termination of Commitments                                                                            35
Section 2.11Repayment of Loans	36
Section 2.12Evidence of Indebtedness	37
Section 2.13Optional and Mandatory Prepayments	38
Section 2.14Interest on Loans	39
Section 2.15Fees	40
Section 2.16Computation of Interest and Fees	42
Section 2.17Inability to Determine Interest Rates	42
Section 2.18Illegality	42
Section 2.19Increased Costs	43
Section 2.20Funding Indemnity	44
Section 2.21Taxes	44
Section 2.22Payments Generally; Pro Rata Treatment; Sharing of Set-offs; Application of Funds              47
Section 2.23Mitigation of Obligations	49
Section 2.24Letters of Credit	49
Section 2.25Increase of Commitments; Additional Lenders	53
Section 2.26Replacement of a Lender	57
Section 2.27Defaulting Lenders	57
Section 2.28 Delayed Draw Term Loans	59
ARTICLE III   CONDITIONS PRECEDENT                        60
Section 3.1Conditions To Effectiveness	60
Section 3.2Each Credit Event	62
Section 3.3Delivery of Documents	63
ARTICLE IV   REPRESENTATIONS AND WARRANTIES                 63
Section 4.1Existence; Power	63
Section 4.2Organizational Power; Authorization	63
Section 4.3Governmental Approvals; No Conflicts	63
Section 4.4Financial Statements	64
Section 4.5Litigation and Environmental Matters	64
Section 4.6Compliance with Laws and Agreements	64
Section 4.7Investment Company Act, Etc	64
i

Section 4.8Taxes	64
Section 4.9Margin Regulations	65
Section 4.10ERISA	65
Section 4.11Ownership of Property; Insurance	65
Section 4.12Disclosure	65
Section 4.13Labor Relations	66
Section 4.14Subsidiaries	66
Section 4.15Security Documents	66
Section 4.16Material Agreements	66
Section 4.17OFAC	67
Section 4.18Patriot Act	67
Section 4.19Solvency	67
Section 4.20Healthcare Matters	67
Section 4.21 EEA Financial Institution	68
ARTICLE V   AFFIRMATIVE COVENANTS                       68
Section 5.1Financial Statements and Other Information	68
Section 5.2Notices of Material Events	70
Section 5.3Existence; Conduct of Business	71
Section 5.4Compliance with Laws, Etc	71
Section 5.5Payment of Obligations	71
Section 5.6Books and Records	71
Section 5.7Visitation, Inspection, Etc	71
Section 5.8Maintenance of Properties; Insurance	72
Section 5.9Use of Proceeds and Letters of Credit	72
Section 5.10Additional Subsidiaries	72
Section 5.11Additional Real Estate; Leased Locations	73
Section 5.12Further Assurances	73
Section 5.13Compliance Program	74
ARTICLE VI   FINANCIAL COVENANTS                        74
Section 6.1Leverage Ratio	74
Section 6.2Fixed Charge Coverage Ratio	74
ARTICLE VII  NEGATIVE COVENANTS                                  74
Section 7.1Indebtedness	74
Section 7.2Liens	76
Section 7.3Fundamental Changes	77
Section 7.4Investments, Loans, Etc	77
Section 7.5Restricted Payments	78
Section 7.6Sale of Assets	80
Section 7.7Transactions with Affiliates	81
Section 7.8Restrictive Agreements	81
Section 7.9Sale and Leaseback Transactions	82
Section 7.10Hedging Transactions	82
Section 7.11Status of Incorporation and Formation	82
Section 7.12Accounting Changes	82
Section 7.13Amendment to Material Documents	82
Section 7.14Permitted Subordinated Debt	83
Section 7.15Government Regulation	83
ARTICLE VIII  EVENTS OF DEFAULT                                   83
Section 8.1Events of Default	83
Section 8.2.Application of Proceeds from Collateral.	86
ARTICLE IX   THE ADMINISTRATIVE AGENT                      87
ii

Section 9.1Appointment of Administrative Agent	87
Section 9.2Nature of Duties of the Administrative Agent	87
Section 9.3Lack of Reliance on the Administrative Agent	88
Section 9.4Certain Rights of the Administrative Agent	88
Section 9.5Reliance by the Administrative Agent	88
Section 9.6The Administrative Agent in its Individual Capacity                    89
Section 9.7Successor Administrative Agent	89
Section 9.8Withholding Tax	89
Section 9.9Administrative Agent May File Proofs of Claim	90
Section 9.10Authorization to Execute other Loan Documents	91
Section 9.11.Collateral and Guaranty Matters	91
Section 9.12Documentation Agent; Co-Syndication Agents	91
Section 9.13Right to Realize on Collateral and Enforce Subsidiary Guarantee Agreement       91
Section 9.14Secured Bank Product Obligations and Hedging Obligations                92
ARTICLE X   MISCELLANEOUS                            92
Section 10.1Notices	92
Section 10.2Waiver; Amendments	95
Section 10.3Expenses; Indemnification	97
Section 10.4Successors and Assigns	99
Section 10.5Governing Law; Jurisdiction; Consent to Service of Process                103
Section 10.6WAIVER OF JURY TRIAL	103
Section 10.7Right of Setoff	103
Section 10.8Counterparts; Integration	104
Section 10.9Survival	104
Section 10.10Severability	104
Section 10.11Confidentiality	105
Section 10.12Interest and Loan Charges Not to Exceed Maximum Amounts Allowed by Law       105
Section 10.13U.S. Patriot Act Notification	105
Section 10.14Location of Closing	106
Section 10.15Currency Conversion	106
Section 10.16Exchange Rates	106
Section 10.17 No Advisory or Fiduciary Responsibility	107
Section 10.18Acknowledgement and Consent to Bail-In of EEA Financial Institutions          107

iii

Schedules

Schedule I - Applicable Margin and Applicable Percentage
Schedule II - Revolving Commitment and Term Loan Commitment Amounts
Schedule 2.24 - Existing Letters of Credit
Schedule 3.1(c) - Excluded Subsidiaries
Schedule 4.5(a) - Litigation
Schedule 4.14 - Subsidiaries
Schedule 7.1 - Existing Indebtedness
Schedule 7.2 - Existing Liens
Schedule 7.4 - Existing Investments, Loans, Etc.

Exhibits

Exhibit A - Form of Assignment and Acceptance Agreement

Exhibit 2.3 - Form of Notice of Revolving Borrowing
Exhibit 2.28 - Form of Notice of Delayed Draw Term Loan Borrowing
i

REVOLVING CREDIT AND TERM LOAN AGREEMENT
THIS REVOLVING CREDIT AND TERM LOAN AGREEMENT (this "Agreement") is made and entered into as of April 21, 2017, by and among TIVITY HEALTH, INC., a Delaware corporation (the "Borrower"), the several banks and financial institutions from time to time party hereto (the "Lenders"), the issuing banks from time to time party hereto (each, an "Issuing Bank") and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the "Administrative Agent"), and as swingline lender (the "Swingline Lender").
W I T N E S S E T H:
WHEREAS, the Borrower has requested that the Lenders (a) establish a $100,000,000 revolving credit facility in favor of, (b) establish a $150,000,000 delayed draw term loan facility in favor of, and (c) make term loans in an aggregate principal amount equal to $70,000,000 to, the Borrower;
WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Bank and the Swingline Lender, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, letter of credit subfacility, swingline subfacility and delayed draw term loan facility in favor of and severally to make the term loans to the Borrower;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:
ARTICLE I

DEFINITIONS; CONSTRUCTION
Section 1.1 Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
 "2013 Convertible Notes" shall mean the unsecured cash convertible senior notes due July 1, 2018 issued by the Borrower pursuant to the 2013 Convertible Notes Indenture in the principal amount of $150,000,000.

"2013 Convertible Notes Call Spread Transaction" shall mean, collectively, the 2013 Convertible Notes Hedge Transaction and the 2013 Convertible Notes Warrant Transaction.

"2013 Convertible Notes Hedge Transaction" shall mean, collectively, the transactions evidenced by (a) the Call Option Transaction Confirmation between JPMorgan Chase Bank, National Association and the Borrower, dated July 1, 2013, as amended by Amendment to Call Option Transaction Confirmation between JPMorgan Chase Bank, National Association and the Borrower, dated July 11, 2013, and (b) the Call Option Transaction Confirmation between Morgan Stanley & Co. International plc and the Borrower, dated July 1, 2013, as amended by Amendment to Call Option Transaction Confirmation between Morgan Stanley & Co. International plc and the Borrower, dated July 11, 2013.

"2013 Convertible Notes Indenture" shall mean the Indenture, dated July 8, 2013, by and between the Borrower and U.S. Bank National Association, as Trustee.

"2013 Convertible Notes Warrant Transaction" shall mean, collectively, the transactions evidenced by (a) the Base Warrants Confirmation between JPMorgan Chase Bank, National Association and the Borrower,  dated July 1, 2013, and the Additional Warrants Confirmation between JPMorgan Chase Bank, National Association and the Borrower, dated July 11, 2013, and (b) the Base Warrants Confirmation between Morgan Stanley & Co. International plc and the Borrower,  dated July 1, 2013, and the Additional Warrants Confirmation between Morgan Stanley & Co. International plc and the Borrower, dated July 11, 2013.
"Acceptable Currencies" shall mean Dollars, Pounds, Euros, Australian Dollars and such other foreign currencies freely convertible into Dollars as agreed upon by the Borrower, the relevant Issuing Bank and the Administrative Agent.
"Acquisition" shall mean (a) any Investment by the Borrower or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary of the Borrower or any of its Subsidiaries or shall be merged with the Borrower or any of its Subsidiaries or (b) any acquisition by the Borrower or any of its Subsidiaries of the assets of any Person (other than a Subsidiary of the Borrower) that constitute all or substantially all of the assets of such Person or comprise a business unit of such Person. With respect to a determination of the amount of an Acquisition, such amount shall include all consideration (including any deferred payments) set forth in the applicable agreements governing such Acquisition as well as the assumption of any Indebtedness in connection therewith.
"Additional Lender" shall have the meaning given to such term in Section 2.25.
"Adjusted LIBO Rate" shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage, to the extent Eurodollar reserves are maintained; provided, however, if such rate is less than zero, such rate shall be deemed to be zero.
"Administrative Agent" shall have the meaning assigned to such term in the opening paragraph hereof.
"Administrative Questionnaire" shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
"Affected Lender" shall have the meaning assigned to such term in Section 2.26.
"Affiliate" shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.  For purposes of this definition "Control" shall mean the power, directly or indirectly, either to (i) vote 10% or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms "Controlling", "Controlled by", and "under common Control with" have meanings correlative thereto.
"Aggregate Revolving Commitment Amount"  shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount equals $100,000,000.

 "Aggregate Revolving Commitments" shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.
"Anti-Terrorism Order" shall mean Executive Order 13224, signed by President George W. Bush on September 23, 2001.
"Applicable Lending Office" shall mean, for each Lender and for each Type of Loan, the "Lending Office" of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.
"Applicable Margin" shall mean with respect to all Loans outstanding on any date, the Base Rate Margin or the Eurodollar Rate Margin, as applicable, equal to a percentage per annum set forth in the Pricing Grid determined by reference to the applicable Leverage Ratio in effect on such date (for the four Fiscal Quarter period then most recently ended); provided, that a change in the applicable Eurodollar Rate Margin or Base Rate Margin resulting from a change in the Leverage Ratio shall be effective on the second Business Day after the Borrower delivers the financial statements required by Section 5.1(a) or (b), as applicable, and the compliance certificate required by Section 5.1(d); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such certificate, the Eurodollar Rate Margin and Base Rate Margin shall be at Level I as set forth in the Pricing Grid until such time as such financial statements and certificate are delivered, at which time the Eurodollar Rate Margin and Base Rate Margin shall be determined as provided above.   Notwithstanding the foregoing, the Eurodollar Rate Margin and Base Rate Margin from the Closing Date until the date by which the financial statements and compliance certificate for the Fiscal Quarter ending on September 30, 2017 are required to be delivered shall be at Level IV of the Pricing Grid.  In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the Pricing Grid (the "Accurate Applicable Margin") for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall promptly deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the Pricing Grid for such period and (iii) the Borrower shall promptly pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period.  The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.14(c) or Article VIII.
"Applicable Percentage" shall mean, (x) with respect to the commitment fee for Revolving Commitments, as of any date, the percentage per annum as set forth in the Pricing Grid determined by reference to the applicable Leverage Ratio in effect on such date (for the four Fiscal Quarter period then most recently ended),  (y) with respect to the letter of credit fee, as of any date, the percentage per annum as set forth in the Pricing Grid determined by reference to the applicable Leverage Ratio in effect on such date (for the four Fiscal Quarter period then most recently ended) and (z) with respect to the ticking fee for Delayed Draw Term Loan Commitments, as of any date, the percentage per annum as set forth in the Pricing Grid determined by reference to the applicable Leverage Ratio in effect on such date (for the four Fiscal Quarter period then most recently ended); provided, that a change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective on the second Business Day after the Borrower delivers the financial statements required by Section 5.1(a) or (b), as applicable, and the compliance certificate required by Section 5.1(d); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such certificate, the Applicable Percentage for each of the commitment fee, the letter of credit fee and the ticking fee shall be at Level I as set forth in the Pricing Grid, in each case until such time as such financial statements and certificate are delivered, at which time the Applicable Percentage shall be determined as provided above.  Notwithstanding the foregoing, the Applicable Percentage for the commitment fee, the letter of credit fee and the ticking fee from the Closing Date until the date by which the financial statements and compliance certificate for the first full Fiscal Quarter ending on September 30, 2017 are required to be delivered shall be at Level IV of the Pricing Grid.  In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage based upon the Pricing Grid (the "Accurate Applicable Percentage") for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall promptly deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Percentage shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Percentage shall be reset to the Accurate Applicable Percentage based upon the Pricing Grid for such period and (iii) the Borrower shall promptly pay to the Administrative Agent, for the account of the Lenders, the accrued additional commitment fee, letter of credit fee or ticking fee, as applicable, owing as a result of such Accurate Applicable Percentage for such period.  The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.14(c) or Article VIII.
"Approved Fund" shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
"Asset Sale" shall mean any Disposition or series of related Dispositions of any asset(s) of the Borrower or any of its Subsidiaries, excluding any such Disposition permitted by Section 7.6.
"Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b) herein) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.
 "Australian Dollar(s)" shall mean lawful money of the Commonwealth of Australia.
"Availability" shall mean, at any time, the committed principal amount of the Aggregate Revolving Commitments at such time, less the aggregate Revolving Credit Exposure of all Lenders at such time.
"Bail-In Action" shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
"Bail-In Legislation" shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

"Bank Product Amount" shall have the meaning set forth in the definition of "Bank Product Provider".

"Bank Product Obligations" shall mean, collectively, all obligations and other liabilities of the Loan Parties to Bank Product Providers incurred with respect to Bank Products.
"Bank Product Provider" shall mean any Person that, at the time it provides any Bank Product to any Loan Party, (i) is a Lender or an Affiliate of a Lender, (ii) has been designated by the Borrower in writing to the Administrative Agent as a "Bank Product Provider" under this Agreement and (iii) in a writing executed by such Person and the Borrower has provided the Administrative Agent with (x) a description of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the "Bank Product Amount") and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time.  In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term "Lender" in Article IX and Section 10.4 shall be deemed to include such Bank Product Provider, and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.  The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider and the Borrower. No Bank Product Amount may be established at any time that a Default or Event of Default exists.
"Bank Products" shall mean, collectively, any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.
"Base Rate" shall mean the highest of (i) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month (any changes in such rates to be effective as of the date of any change in such rate), plus one percent (1.00%) per annum, and with respect to a Borrowing of Loans refers to whether the Loan or Loans comprising such Borrowing bears interest at a rate determined by reference to the Base Rate.  The Administrative Agent's prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent's prime lending rate.
"Base Rate Margin" shall mean the Applicable Margin for Base Rate Loans.
"Borrower" shall have the meaning assigned to such term in the introductory paragraph hereof.
"Borrowing" shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and in case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.
"Business Day" shall mean any day other than (i) a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia or New York, New York are authorized or required by law to close,  (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in Dollar deposits in the London interbank market, (iii) if such day relates to a Letter of Credit in Euros or a notice with respect to the foregoing, any day on which the TARGET payment system is not open for the settlement of payments in Euros and (iv) if such day relates to a Letter of Credit in any currency other than Euros and Dollars or a notice with respect to the foregoing, any day on which dealings in such currency are not carried on in the interbank market in London and in the country of issue of the applicable currency.
 "Calculation Date" shall mean: (i) each date of issuance of a Letter of Credit denominated in an Acceptable Currency other than Dollars, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in an Acceptable Currency other than Dollars, (iv) the last Business Day of each calendar quarter, and (v) during any period that cash collateral is required to be maintained pursuant to Section 2.24(g), any date that the Administrative Agent or the Foreign Currency Issuing Bank determines that the value of such cash collateral is less than the Dollar Equivalent of the LC Exposure on such date.
"Capital Expenditures" shall mean for any period, without duplication, the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP; provided, however, that "Capital Expenditures" shall not include any amounts paid to consummate an acquisition permitted hereby.
"Capital Lease Obligations" of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
"Capital Stock" shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11‑1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934); provided, however, that "Capital Stock" shall not include any such "equity security" that is characterized as such solely because it is convertible into a security that otherwise would constitute an "equity security" unless and until such time as it is so converted.

"Cash Collateralize" shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent ("Cash Collateralization" has a corresponding meaning).

"Change in Control" shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or "group" (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or "group" (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 35% or more of the outstanding shares of the voting Capital Stock of the Borrower; (c) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals who are Continuing Directors; or (d) the occurrence of any "change of control", "fundamental change" or other similar term under the 2013 Convertible Notes Indenture, the 2013 Convertible Notes or any Permitted Subordinated Debt that requires the Borrower to prepay or to offer to purchase the 2013 Convertible Notes or such Permitted Subordinated Debt.

"Change in Law" shall mean (i) the adoption or taking effect of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the administration, interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority or compliance by any Lender (or its Applicable Lending Office) or any Issuing Bank (or, for purposes of Section 2.19(b), by the Parent Company of such Lender or such Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.
"Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Swingline Commitment.
"Closing Date" shall mean April 21, 2017.
"Code" shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
"Collateral" shall mean all tangible and intangible property, real and personal, of any Loan Party that is the subject of a Lien granted, or purported to be granted, pursuant to a Loan Document to the Administrative Agent for the benefit of the Lenders to secure the whole or any part of the Obligations or any Guarantee thereof.
"Collateral Access Agreement" shall mean each landlord waiver or bailee agreement granted to, and in form and substance reasonably acceptable to, the Administrative Agent
"Commitment" shall mean a Revolving Commitment, a Term Loan Commitment, a Delayed Draw Term Loan Commitment or a Swingline Commitment or any combination thereof (as the context shall permit or require).
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Consolidated EBITDA" shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) all other non-cash charges (including non-cash expenses related to (x) equity-based compensation, (y) the PHB Disposition and (z) the PHB Restructuring, but excluding any such other non-cash charge to the extent that it represents an accrual of or reserve for future cash payments), (v) operational improvement and restructuring charges (including severance costs) paid or payable in cash and incurred prior to December 31, 2017, in an aggregate amount not to exceed $5,000,000, (vi) inducement awards related to the hiring of the Borrower's new chief executive officer, paid or payable in cash, in an aggregate amount not to exceed $1,250,000, to the extent charged over the period of October 1, 2015 through December 31, 2016, and (vii) cash restructuring costs and expenses incurred on or prior to June 30, 2017 in connection with the PHB Disposition or the PHB Restructuring (including operational improvement and restructuring charges (including lease termination and similar costs and any consulting or advisory fees) incurred as a result of changes in the business of the Borrower and its Subsidiaries necessitated by or as a consequence of the PHB Disposition and the PHB Restructuring) in an aggregate amount not to exceed $20,000,000 during the term of this Agreement, minus (c) to the extent included in determining Consolidated Net Income for such period, and without duplication, non-cash gains, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash items in any prior period (other than any such accruals or cash reserves that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition.  To the extent that during such period any Loan Party shall have consummated an Acquisition, or any sale, transfer or other disposition of any Person, business, property or assets, Consolidated EBITDA shall be calculated on a Pro Forma Basis with respect to such Person, business, property or assets so acquired or disposed of.
"Consolidated Fixed Charges" shall mean, for the Borrower and its Subsidiaries for any period of four consecutive Fiscal Quarters, the sum (without duplication) of (a) Consolidated Interest Expense paid in cash for such period and (b) scheduled principal payments made on Consolidated Total Debt during such period (excluding any principal payments made in connection with the 2013 Convertible Notes).
"Consolidated Interest Expense" shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).
"Consolidated Net Income" shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets and (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary, (iv) any income attributable to any minority interest in a Subsidiary held by a Person other than the Borrower or a Subsidiary and (v) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary on the date that such Person's assets are acquired by the Borrower or any Subsidiary.
"Consolidated Total Debt" shall mean, as of any date of determination, all Indebtedness of the Borrower and its Subsidiaries that would be reflected on a consolidated balance sheet of the Borrower prepared in accordance with GAAP as of such date.
"Consolidated Total Funded Debt" shall mean at any time, without duplication, all then currently outstanding obligations, liabilities and indebtedness of Borrower and its Subsidiaries on a consolidated basis of the types described in the definition of Indebtedness herein (except subsections (vi), (vii) and (xi) of such definition, but including all Loans and Letters of Credit).

"Continuing Directors" shall mean, with respect to any period, any individuals (A) who were members of the board of directors or other equivalent governing body of the Borrower on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

"Copyright" shall have the meaning assigned to such term in the Copyright Security Agreement.

"Copyright Security Agreement" shall mean any Copyright Security Agreement executed by a Loan Party owning registered Copyrights or applications for Copyrights in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Closing Date and thereafter.

"Default" shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"Default Interest" shall have the meaning set forth in Section 2.14(c).

"Defaulting Lender" shall mean, at any time, subject to Section 2.27(b), (i) any Lender that has failed for two (2) or more Business Days to comply with its obligations under this Agreement to make a Loan, to make a payment to the Issuing Bank in respect of a Letter of Credit or to the Swingline Lender in respect of a Swingline Loan or to make any other payment due hereunder (each a "funding obligation"), unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with any applicable Default, will be specifically identified in such writing), (ii) any Lender that has notified the Administrative Agent in writing, or has stated publicly, that it does not intend to comply with any such funding obligation hereunder, unless such writing or public statement states that such position is based on such Lender's determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with any applicable Default, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its obligation to fund generally under any other loan agreement, credit agreement or other financing agreement, (iv) any Lender that has, for three (3) or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent's and the Borrower's receipt of such written confirmation), (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing or (vi) any Lender that is the subject of a Bail-in Action.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender will be conclusive and binding, absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.27(b)) upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Bank, the Swingline Lender and the Lenders.
"Delayed Draw Term Loan" shall mean a term loan made by a Lender to the Borrower pursuant to Section 2.28.

"Delayed Draw Term Loan Commitment" shall mean, with respect to each Lender, the obligation of such Lender to make Term Loans pursuant to Section 2.28, in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II directly below the column entitled "Delayed Draw Term Loan Commitment".  The aggregate principal amount of all Lenders' Delayed Draw Term Loan Commitments as of the Closing Date is $150,000,000.

"Disposition" shall mean any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of property, and the terms "Dispose" and "Disposed of" shall have correlative meanings.

"Dollar Equivalent" shall mean, on any date of determination (i) with respect to any amount denominated in Dollars, such amount, and (ii) with respect to any amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent or the relevant Issuing Bank using the applicable Exchange Rate with respect to such currency at the time in effect pursuant to Section 10.16 or as otherwise expressly provided herein.
"Dollar(s)" and the sign "$" shall mean lawful money of the United States of America.
"Domestic Subsidiary" shall mean any Subsidiary that is organized under the laws of the United States of America, any state thereof or the District of Columbia.
"EEA Financial Institution" shall mean (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
"EEA Member Country" shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
"EEA Resolution Authority" shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
 "EMU Legislation" shall mean the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.
"Environmental Laws" shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or notices issued or promulgated by, or binding agreements entered into with, any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, Release or threatened Release of any Hazardous Material.
"Environmental Liability" shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.
"ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
"ERISA Event" shall mean (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence of any "unpaid minimum required contribution" or "accumulated funding deficiency" (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA) with respect to any Plan or Multiemployer Plan, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard set forth in Section 412 of the Code and Section 303 of ERISA with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
"EU Bail-In Legislation Schedule" shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
"Euro" or "E" shall mean the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation for the introduction of, changeover to or operation of the Euro in one or more member states.
"Eurodollar" when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.
"Eurodollar Rate Margin" shall mean the Applicable Margin for Eurodollar Loans.
"Eurodollar Reserve Percentage" shall mean the aggregate of the maximum reserve percentages (including any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities" under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

"Event of Default" shall have the meaning provided in Section 8.1.
"Exchange Rate" shall mean on any day, with respect to any applicable Acceptable Currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M. on such day on the applicable page of the Bloomberg Service reporting the exchange rates for such currency.  In the event such exchange rate does not appear on the applicable page of such service, the Exchange Rate shall be determined by reference to such other publicly available services for displaying currency exchange rates as may be agreed upon by the Administrative Agent, the relevant Foreign Currency Issuing Bank and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be determined by the Administrative Agent and the relevant Foreign Currency Issuing Bank, as applicable, based on current market spot rates in accordance with the provisions of Section 10.15; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent or the relevant Issuing Bank, as applicable, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error; provided further, that the relevant Foreign Currency Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit issued by such Foreign Currency Issuing Bank that is denominated in an Acceptable Currency other than Dollars.
"Excluded Swap Obligation" means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a "financial entity," as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Loan Party becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
"Excluded Taxes" shall mean, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, and (b) any U.S. federal withholding Taxes that (i) are imposed on amounts payable to such Recipient pursuant to a law in effect on the date on which such Recipient becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.26) or designates a new lending office, except in each case to the extent that amounts with respect to such Taxes were payable either (A) to such Recipient's assignor immediately before such Recipient became a party to this Agreement, or (B) to such Recipient immediately before it designated a new lending office, (ii) are attributable to such Recipient's failure to comply with Section 2.21(e), or (iii) are imposed as a result of a failure by such Recipient to satisfy the conditions for avoiding withholding under FATCA.

"Existing Credit Agreement" shall mean that certain Fifth Amended and Restated Revolving Credit and Term Loan Agreement, dated as of June 8, 2012, by and among the Borrower, the lenders party thereto, and SunTrust Bank, as administrative agent, as amended or modified from time to time.
"Existing Letters of Credit" shall mean collectively those outstanding letters of credit issued by an Issuing Bank for the account of Borrower or its Subsidiaries as set forth in Schedule 2.24.  Such letters of credit shall be deemed issued under the Revolving Commitments pursuant to Section 2.24 as of the Closing Date.
 "FATCA" shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement and any current or future regulations or official interpretations thereof.

"Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
"Federal Health Care Program" shall have the meaning set forth in 42 U.S.C. § 1320a-7b(f).
 "Fiscal Quarter" shall mean any fiscal quarter of the Borrower.
"Fiscal Year" shall mean any fiscal year of the Borrower.
"Fixed Charge Coverage Ratio" shall mean, as of any date, the ratio of (a) Consolidated EBITDA, minus (x) the sum of Unfinanced Cash Capital Expenditures and (y) income taxes paid in cash by the Borrower and its Subsidiaries to (b) Consolidated Fixed Charges, in each case measured for the four consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements are required to have been delivered under this Agreement.
"Foreign Currency Issuing Bank" shall mean any Issuing Bank that issues a Letter of Credit in an Acceptable Currency other than Dollars, but only while such Letter of Credit is outstanding.
"Foreign Currency Sublimit" shall mean an aggregate amount of Acceptable Currencies (other than Dollars) having a Dollar Equivalent of $15,000,000.
"Foreign Person" shall mean any Person that is not a U.S. Person.
"Foreign Subsidiary" shall mean any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.
"GAAP" shall mean generally accepted accounting principles in the United States of America applied on a consistent basis and subject to the terms of Section 1.3.
"Governmental Authority" shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

 "Guarantee" of or by any Person (the "guarantor") shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term "Guarantee" used as a verb has a corresponding meaning.
"Hazardous Materials" shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
"Health Care Laws" shall mean all Requirements of Law relating to (a) fraud and abuse (including the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder:  the federal Anti-Kickback Statute  (42 U.S.C. § 1320a-7b(b)); the civil False Claims Act (31 U.S.C. § 3729 et seq.); Sections 1320a-7 and 1320a-7a and 1320a-7b of Title 42 of the United States Code; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (b) Medicare as established by Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.), Medicaid as established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.), the Civilian Health and Medical Program of the Department of Veterans Affairs, TRICARE as administered by the United States Departments of Defense, Health and Human Services and Transportation or other Federal Health Care Programs; (c) licensure or regulation of healthcare providers, suppliers, professionals, facilities or payors; (d) benefit management or administration, quality assurance or utilization review, (e) health care quality, safety certification and accreditation standards and requirements; (f) HIPAA; (g) the practice of medicine and other health care professions or the organization of medical or professional entities; (h) fee-splitting; (i) certificates of operations and authority; (l) any and all other applicable Requirements of Law regulating the provision of health care services, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.
"Health Care Permits" shall mean any permit, approval, consent, authorization, license, provisional license, registration, accreditation, certificate, certification, certificate of need, qualification, operating authority, concession, grant, franchise, variance or permission from, and any other contractual obligation with, any Governmental Authority issued or required under applicable Health Care Laws, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
"Hedge/Cash Management Exposure" shall mean, collectively, all Hedging Obligations owed to Lender-Related Hedge Providers and all Bank Product Obligations owed to Bank Product Providers,

including all agreements related thereto, in each case if and only for so long as all security therefor also secures all amounts owed under the Loan Documents.
"Hedging Obligations" of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions.
"Hedging Transaction" of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange hedging transaction, rate cap transaction, rate floor transaction, rate collar transaction,  currency swap transaction, cross-currency rate swap transaction, currency option or spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any Master Agreement and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.
"HIPAA" shall mean the (a) Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any state and local laws regulating the privacy and/or security of individually identifiable information, including state laws providing for notification of breach of privacy or security of individually identifiable information, in each case with respect to the laws described in clauses (a), (b) and (c) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.
"Indebtedness" of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above and (xi) below, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (x) Off-Balance Sheet Liabilities of such Person, and (xi) all Hedging Obligations.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that applicable law or the terms of such Indebtedness provide that such Person is not liable therefor.

"Indemnified Taxes" shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
"Interest Period" shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months (or, with the approval of all affected Lenders, twelve months), as the Borrower may request (and the Swingline Lender may agree in accordance with Section 2.5 for a Swingline Loan); provided, that:

(i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day following the day on which the next preceding Interest Period expires;
(ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless, in the case of a Eurodollar Borrowing, such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;
(iii) any Interest Period in respect of a Eurodollar Borrowing that begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;
(iv) each principal installment of the Term Loans shall have an Interest Period ending on or before the corresponding installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above; and
(v) no Interest Period applicable to Revolving Loans may extend beyond the Revolving Commitment Termination Date, and no Interest Period applicable to Term Loans may extend beyond the Maturity Date.
"Investments" shall have the meaning assigned to such term in Section 7.4. For purposes of Section 7.4, the amount of an Investment as of any date of determination shall be the fair market value of the consideration paid in respect of such Investment at the time such Investment was made, less the aggregate amount of any repayments, return of capital, proceeds of disposition and other similar amounts received in respect of such Investment on or before the date of determination.
"Issuing Bank" shall mean each of SunTrust Bank and each other Lender agreeing with the Borrower, and approved by the Administrative Agent (such approval not to be withheld unreasonably), to act as an Issuing Bank in respect of a Letter of Credit requested by the Borrower to be issued under this Agreement, provided, that any bank guarantees that are issued in an Acceptable Currency other than Dollars shall be issued by a foreign branch or Affiliate of such Foreign Currency Issuing Bank.
"LC Commitment" shall mean that portion of the Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $75,000,000.

"LC Disbursement" shall mean a payment made by any Issuing Bank pursuant to a Letter of Credit.
"LC Documents" shall mean all applications, agreements and instruments relating to the Letters of Credit.

"LC Exposure" shall mean, at any time, the sum of the Dollar Equivalent of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender shall be its Pro Rata Share (based upon its Revolving Commitment) of the total LC Exposure at such time.
"Lead Arrangers" shall mean SunTrust Robinson Humphrey, Inc., Fifth Third Bank, PNC Bank, National Association and Compass Bank.
"Lender Insolvency Event" shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred  solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or a Parent Company thereof by a Governmental Authority or an instrumentality thereof so long as such ownership or acquisition does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

"Lender-Related Hedge Provider" shall mean any Person that, at the time it enters into a Hedging Transaction with any Loan Party, (i) is a Lender or an Affiliate of a Lender, (ii) has been designated by the Borrower in writing to the Administrative Agent as a "Lender-Related Hedge Provider" under this Agreement and (iii) in a writing executed by such Person and the Borrower has provided the Administrative Agent with (x) a description of such Hedging Transaction, and (y) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time.  In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term "Lender" in Article IX and Section 10.4 shall be deemed to include such Lender-Related Hedge Provider.  In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.
"Lenders" shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, the Swingline Lender and each Additional Lender that joins this Agreement pursuant to Section 2.25.
"Letter of Credit" shall mean any letter of credit or bank guarantee issued pursuant to Section 2.24 by any Issuing Bank for the account of the Borrower pursuant to the LC Commitment and any Existing Letter of Credit.

"Leverage Ratio" shall mean, as of any date, the ratio of (a) (i) Consolidated Total Funded Debt as of such date minus (ii) the aggregate amount of unrestricted cash of the Loan Parties as of such date not in excess of $25,000,000 in which the Administrative Agent has a first priority perfected security interest to (b) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements are required to have been delivered under this Agreement.
"LIBOR" shall mean, for any Interest Period with respect to a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of such Eurodollar Loan would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.
"Licensed Personnel" shall mean any Person (including any nurse) involved in the delivery of health care or medical items, services or supplies, employed by any Loan Party.
"Lien" shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).
"Loan Documents" shall mean, collectively, this Agreement, any promissory notes issued pursuant hereto, the LC Documents, all Notices of Borrowing, all Notices of Conversion/Continuation, the Subsidiary Guarantee Agreement, the Security Documents, all Compliance Certificates, any separate letter agreement(s) relating to any fees payable to the Administrative Agent or any of its Affiliates, and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.
"Loan Parties" shall mean the Borrower and the Subsidiary Loan Parties.
"Loans" shall mean all Revolving Loans, Swingline Loans and Term Loans in the aggregate, or any of them, as the context shall require.
"Material Adverse Effect" shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.
"Material Agreements" shall mean all agreements, documents, contracts, indentures and instruments pursuant to which a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect.
"Material Indebtedness" shall mean any Indebtedness (other than the Loans and Letters of Credit) of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $10,000,000.

For purposes of determining Material Indebtedness, the "principal amount" of any Hedging Obligation of the Borrower or any Subsidiary at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Transaction were terminated at such time.
"Maturity Date" shall mean, with respect to the Term Loans, the earlier of (i) April 21, 2022 or (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).
"Moody's" shall mean Moody's Investors Service, Inc.
"Multiemployer Plan" shall have the meaning set forth in Section 4001(a)(3) of ERISA.
"Net Cash Proceeds" shall mean (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of reasonable and customary attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other reasonable and customary fees and expenses, in each case, to the extent actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of Indebtedness, the cash proceeds and any non-cash consideration (valued at the initial principal amount thereof in the case of non-cash consideration consisting of notes or other debt securities and valued at fair market value (as determined by the Administrative Agent) in the case of other non-cash consideration) received from such issuance or incurrence, net of reasonable and customary attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other reasonable and customary fees and expenses, in each case, to the extent actually incurred in connection therewith.
 "Non-Defaulting Lender" shall mean, at any time, any Revolving Lender that is not a Defaulting Lender.

 "Non-Public Information" shall mean any material non-public information (within the meaning of United States federal and state securities laws) with respect to the Borrower, its Affiliates or any of their securities or loans.

 "Notices of Borrowing" shall mean, collectively, the Notices of Revolving Borrowing, Notices of Delayed Draw Term Loan Borrowing and the Notices of Swingline Borrowing.
"Notice of Conversion/Continuation" shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.9(b) hereof.
"Notice of Delayed Draw Term Loan Borrowing" shall have the meaning set forth in Section 2.28.
"Notice of Revolving Borrowing" shall have the meaning as set forth in Section 2.3.

"Notice of Swingline Borrowing" shall have the meaning as set forth in Section 2.5.
"Obligations" shall mean (a) all amounts owing by the Loan Parties to the Administrative Agent, any Issuing Bank or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement or any other Loan Document, including all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, any Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder and (b) all Hedge/Cash Management Exposure, in each case together with all renewals, extensions, modifications or refinancings thereof;  provided, however, that the definition of 'Obligations' shall not include or create any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.
"Off-Balance Sheet Liabilities" of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called "synthetic" lease transaction or (iv) any obligation arising with respect to any other transaction that is the functional equivalent of or takes the place of borrowing but does not constitute a liability on the balance sheet of such Person.
"Other Connection Taxes" shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
"Other Taxes" shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, excluding any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.26).
"Parent Company" shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning or controlling, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
"Patent" shall have the meaning assigned to such term in the Patent Security Agreement.
"Patent Security Agreement" shall mean any Patent Security Agreement executed by a Loan Party owning Patents or licenses of Patents in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Closing Date and thereafter.
"Participant" shall have the meaning set forth in Section 10.4(c).

"Patriot Act" shall have the meaning set forth in Section 10.13.
"Payment Office" shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., 25th Floor, Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.
"PBGC" shall mean the U.S. Pension Benefit Guaranty Corpora-tion referred to and defined in ERISA, and any successor entity performing similar functions.
"Perfection Certificate" shall mean that certain perfection certificate executed by the Borrower dated as of the Closing Date.
"Permitted Encumbrances" shall mean:
(i) Liens imposed by law for taxes not delinquent or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
(ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not delinquent or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
(iii) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;
(iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(v) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
(vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;
(vii) Liens securing Capital Lease Obligations or purchase money indebtedness as provided in Sections 7.1(f) and 7.2(d);
(viii) Liens created by the Security Documents or otherwise provided for in this Agreement or any of the other Loan Documents for the benefit of the Secured Parties;
(ix) any Lien in favor of the United States of America or any department or agency thereof, in favor of any state government or political subdivision thereof, or in favor of a prime contractor under a government contract of the United States of America, or of any political subdivision thereof, and in each case, resulting from acceptance of partial progress, advance or other payments in the ordinary course of business under government contracts of the United States of America, or of any state government or political subdivision thereof, or subcontracts thereunder;
(x) statutory Liens arising under ERISA created in the ordinary course of business for amounts not yet due and as to which adequate reserves have been established in accordance with GAAP;
(xi) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) that are customary in the banking industry;
(xii) any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses permitted by this Agreement that are entered into in the ordinary course of business;
(xiii)  leases, licenses, subleases or sublicenses not prohibited by this Agreement that are granted to others in the ordinary course of business that do not (i) interfere in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries, or (ii) secure any Indebtedness; and
(xiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business.
"Permitted Investments" shall mean:
(i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(ii) commercial paper having a rating of at least A-1 by S&P and P-1 by Moody's, at the time of acquisition thereof, and in either case maturing within one year from the date of acquisition thereof;
(iii) certificates of deposit, bankers' acceptances and time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;
(iv) fully collateralized repurchase agreements with a term of not more than 90 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above;
(v) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.
(vi) investments in obligations the return with respect to which is excludable from gross income under Section 103 of the Code, having a maturity of not more than one year or providing the holder the right to put such obligations for purchase at par upon not more than twenty-eight (28) days' notice, and that are rated at least P-1 by S&P or Vmig 1 by Moody's;
(vii) investments in taxable money market funds all of whose assets consist of securities have a rating of at least A-1 by S&P and P-1 by Moody's and investments in tax free money market funds all of whose assets consist of securities of the types described in the foregoing clause (vi) above;
(viii) investments, redeemable upon not more than seven (7) days' notice, in money market preferred municipal bond funds that are rated at least A by S&P or A by Moody's;
(ix) obligations of domestic corporations with a term of not more than one year, with a long term debt rating of no less than A by S&P and A by Moody's; and
(x) investments in money market funds that either (a) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940 or (b) both (A) provide for daily liquidity and (B) have the highest rating by at least one nationally recognized rating agency.
"Permitted Subordinated Debt" shall mean any Indebtedness of the Borrower or any Domestic Subsidiary (i) that is expressly subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent, (ii) that matures by its terms no earlier than six months after the later of the Revolving Commitment Termination Date and the Maturity Date then in effect with no scheduled principal payments permitted prior to such maturity, (iii) that is evidenced by an indenture or other similar agreement that is in a form reasonably satisfactory to the Administrative Agent; and (iv) such Indebtedness on a pro forma basis would not violate the terms of this Agreement.
"Person" shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
"PHB Consent" shall mean that certain Consent to Fifth Amended and Restated Revolving Credit and Term Loan Agreement, dated as of July 27, 2016, among the Borrower, the Subsidiary Loan Parties party thereto, each of the Lenders party thereto and the Administrative Agent (in each case as defined in the Existing Credit Agreement).
"PHB Disposition" shall have the meaning assigned to such term in the PHB Consent.
"PHB Restructuring" shall have the meaning assigned to such term in the PHB Consent.
"Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.
"Pounds" shall mean the lawful currency of the United Kingdom.

"Pricing Grid" shall mean the "Pricing Grid" set forth on Schedule I attached hereto.

"Pro Forma Basis" shall mean, (i) with respect to any Person, business, property or asset acquired in an Acquisition permitted under Section 7.4 or approved in writing by the Required Lenders, the inclusion as "Consolidated EBITDA" of the EBITDA (i.e. net income before interest, taxes, depreciation and amortization) for such Person, business, property or asset as if such Acquisition had been consummated on the first day of the applicable period, based on historical results accounted for in accordance with GAAP, and (ii) with respect to any Person, business, property or asset sold, transferred or otherwise disposed of, the exclusion from "Consolidated EBITDA" of the EBITDA (i.e. net income before interest, taxes, depreciation and amortization) for such Person, business, property or asset so disposed of during such period as if such disposition had been consummated on the first day of the applicable period, in accordance with GAAP.  For purposes of any such calculation (i) in respect of any Acquisition permitted under Section 7.4, (a) any Indebtedness incurred or assumed in connection with such transaction that is not retired in connection with such transaction (x) shall be deemed to have been incurred as of the first day of the applicable period and (y) if such Indebtedness has a floating or formula rate of interest, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (b) income statement items (whether positive or negative) and Capital Expenditures attributable to the Person or property acquired shall be included beginning as of the first day of the applicable period and (c) pro forma adjustments may be included to the extent that such adjustments are calculated in a manner not inconsistent with GAAP and would give effect to events that are (x) directly attributable to such transaction and (y) expected to have a continuing impact on the Borrower.
"Pro Forma Compliance Certificate" shall mean a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent in connection with any Acquisition as referred to in Section 7.4, and containing a reasonably detailed calculation of compliance with the ratio requirement of Section 7.4, upon giving effect to the applicable transaction on a Pro Forma Basis, as of the most recent Fiscal Quarter end preceding the date of the applicable transaction.
"Pro Rata Share" shall mean (i) with respect to any Commitment or Loan of any Lender at any time, a fraction (expressed as a percentage), the numerator of which shall be such Class of such Commitment or Loan of such Lender (or if the Commitments of such Class have been terminated or expired or the Loans of such Class have been declared to be due and payable, such Lender's Revolving Credit Exposure or Term Loan of such Class, as applicable), and the denominator of which shall be the sum of such Commitments or Loans of such Class of all Lenders (or if the Commitments of such Class have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure or Term Loans of such Class, as applicable, of all Lenders) and (ii) with respect to all Commitments and Loans of any Lender at any time, a fraction (expressed as a percentage), the numerator of which shall be the sum of such Lender's Revolving Commitment (or if the Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender's Revolving Credit Exposure), Term Loans, and (to the extent unexpired and unused) Delayed Draw Term Loan Commitments, and the denominator of which shall be the sum of all Lenders' Revolving Commitments (or if the Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders), Term Loans, and (to the extent unexpired and unused) Delayed Draw Term Loan Commitments.

"Public Lender" shall mean any Lender who does not wish to receive Non-Public Information and who may be engaged in investment and other market related activities with respect to the Borrower, its Affiliates or any of their securities or loans.

"Qualified ECP Guarantor" means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act

"Real Estate" shall mean all real property owned or leased by the Borrower and its Subsidiaries.

"Recipient" shall mean, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

"Recovery Event" shall mean any settlement of or payment in respect of any property or casualty insurance claim or any eminent domain proceeding relating to any asset of the Borrower or any of its Subsidiaries.

"Register" shall have the meaning set forth in Section 10.4.

"Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

"Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

"Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

"Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

"Reinvestment Deferred Amount" shall mean, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any Subsidiary in connection therewith that are not immediately applied to prepay Loans or reduce the Revolving Commitments pursuant to Section 2.13 as a result of the delivery of a Reinvestment Notice.

"Reinvestment Event" shall mean any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

"Reinvestment Notice" shall mean a written notice executed by a Responsible Officer of the Borrower stating that no Event of Default has occurred and is continuing and that the Borrower (directly, or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire replacement assets useful in the business of the Borrower and its Subsidiaries.
"Reinvestment Prepayment Amount" shall mean, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amounts expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the business of the Borrower and its Subsidiaries.

"Reinvestment Prepayment Date" shall mean, with respect to any Reinvestment Event, the earlier of (a) the date occurring three hundred and sixty-five (365) days after such Reinvestment Event, and (b) the date on which the Borrower shall have determined not to acquire assets useful in the business of the Borrower and its Subsidiaries with all or any portion of the relevant Reinvestment Deferred Amount.

"Related Parties" shall mean, with respect to any specified Person, such Person's Affiliates and the respective partners, directors, officers, employees and agents of such Person and such Person's Affiliates.
"Release" shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
"Required Lenders" shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments, unexpired and unused Delayed Draw Term Loan Commitments and Term Loans at such time or, if the Lenders have no Revolving Commitments outstanding, then Lenders holding more than 50% of the aggregate outstanding Revolving Credit Exposure and Term Loans of the Lenders at such time; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments, Delayed Draw Term Loan Commitments, Revolving Credit Exposure and Term Loans shall be excluded for purposes of determining Required Lenders.
"Required Revolving Lenders" shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments at such time or, if the Lenders have no Revolving  Commitments outstanding, then Lenders holding more than 50% of the aggregate Revolving Credit Exposure of all Lenders; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Revolving Lenders.
"Requirement of Law" for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other material organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including all Health Care Laws if and to the extent applicable.

"Reset Date" shall have the meaning set forth in Section 10.16.

"Responsible Officer" shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the chief accounting officer, the treasurer, the controller or any executive vice president of the Borrower, or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to certifying compliance with the financial covenants only, the president, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the controller of the Borrower.

"Restricted Payment" shall mean for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of, or the setting apart of assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of or the payment of any principal of, premium, interest, fees or other similar payment with respect to, any shares of Capital Stock, any Indebtedness of such Person subordinated to the Obligations, or any options, warrants, or other rights to purchase such Capital Stock or Indebtedness, whether now or hereafter outstanding.  Solely for purposes of the foregoing definition, the 2013 Convertible Notes will be considered to be Indebtedness subordinated to the Obligations.

"Revolving Availability Period" shall mean the period from the Closing Date to the Revolving Commitment Termination Date.

"Revolving Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to purchase participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth opposite such Lender's name on Schedule II directly below the column entitled "Revolving Commitment", as such schedule may be amended pursuant to Section 2.25, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be increased or reduced pursuant to the terms of this Agreement or through assignments by such Lender pursuant to Section 10.4.

"Revolving Commitment Termination Date" shall mean the earliest of (i) April 21, 2022, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.10 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

"Revolving Credit Exposure" shall mean, for any Lender at any time, the sum of the outstanding principal amount of the Dollar Equivalent of such Lender's Revolving Loans, LC Exposure and Swingline Exposure.

"Revolving Borrowing" shall mean a Borrowing comprised of Revolving Loans.

"Revolving Lender" shall mean a Lender with a Revolving Commitment.

"Revolving Loans" shall mean the revolving loans made by the Revolving Lenders to the Borrower pursuant to Section 2.2.
"S&P" shall mean Standard & Poor's Rating Service, a division of The McGraw-Hill Companies, Inc.
"Sanctioned Country" shall mean, at any time, a country or territory that it is itself the subject of a sanctions program administered or enforced by OFAC.

"Sanctioned Person" shall mean (i) a Person named on the list of "Specially Designated Nationals and Blocked Persons" maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, (C) a Person organized or resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC, or (D) a Person that is otherwise subject to a sanctions program administered by OFAC.
"Secured Parties" shall mean, collectively, the Administrative Agent, the Issuing Banks, the Lenders, the Lender-Related Hedge Providers and the Bank Product Providers.
"Security Agreement" shall mean the Security Agreement, dated as of the date hereof, executed by the Borrower and its Domestic Subsidiaries in favor of the Administrative Agent for the benefit of the Lenders in accordance with the terms hereof.
 "Security Documents" shall mean the Security Agreement, any mortgages, deeds of trust or deeds to secure debt executed in favor of the Administrative Agent, all other documents executed by any

Loan Party purporting to grant to the Administrative Agent a Lien securing the Obligations, all financing statements filed in connection with the foregoing, and all documents or certificates delivered in connection therewith.
 "Subordinated Debt Documents" shall mean any indenture, agreement or similar instrument governing any Permitted Subordinated Debt.
"Subsidiary" shall mean, with respect to any Person (the "parent"), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of the applicable date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to "Subsidiary" hereunder shall mean a Subsidiary of the Borrower.
"Subsidiary Guarantee Agreement" shall mean the Subsidiary Guarantee Agreement, dated as of the date hereof, executed by certain Subsidiaries of the Borrower in favor of the Administrative Agent.
"Subsidiary Loan Party" shall mean any presently existing or hereafter created Subsidiary of Borrower that executes the Subsidiary Guarantee Agreement.
"Swap Obligation" means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.
"Swingline Commitment" shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $25,000,000.
"Swingline Exposure" shall mean, with respect to each Revolving Lender, the principal amount of the Swingline Loans for which such Revolving Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.5, which shall equal such Revolving Lender's Pro Rata Share (based on its Revolving Commitments) of all outstanding Swingline Loans.
"Swingline Lender" shall mean SunTrust Bank.
"Swingline Loan" shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.
"Swingline Rate" shall mean the Base Rate plus the Base Rate Margin, or such other interest rate (and with respect to a Swingline Loan that is a Eurodollar Loan, for any Interest Period) as may be mutually agreed between the Swingline Lender and the Borrower.
"TARGET" shall mean the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) payment system (or if such payment system ceases to be operative, such other payment system, (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euros.

"Taxes" shall mean any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, withholdings (including backup withholdings) or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Term Loan" shall mean a term loan made by a Lender to the Borrower pursuant to Section 2.1,  Section 2.6, Section 2.25 or Section 2.28.
"Term Loan A" shall mean a term loan made by a Lender to the Borrower pursuant to Sections 2.1 and 2.6 or Section 2.25.
"Term Loan A Commitment" shall mean, with respect to each Lender, the obligation of such Lender to make a Term Loan A hereunder on the Closing Date pursuant to Section 2.6 in the amount set forth opposite such Lender's name on Schedule II directly below the column entitled "Term Loan A Commitment", as such schedule may be amended pursuant to Section 2.25.  The aggregate principal amount of all Lenders' Term Loan A Commitments as of the Closing Date is $70,000,000.
"Term Loan Commitment" shall mean, collectively with respect to each Lender, such Lender's Term Loan A Commitment and Delayed Draw Term Loan Commitment.
 "Trademark" shall have the meaning assigned to such term in the Trademark Security Agreement.
"Trademark Security Agreement" shall mean any Trademark Security Agreement executed by a Loan Party owning registered Trademarks or applications for Trademarks in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Closing Date and thereafter.
 "Type", when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.
"Unfinanced Cash Capital Expenditures" shall mean, for any period, the amount of Capital Expenditures made by the Borrower and its Subsidiaries during such period in cash, but excluding any such Capital Expenditures (a) financed with Indebtedness permitted under Section 7.1(f), (b) made with proceeds of an issuance of Capital Stock or other equity contribution, or (c) that constitute reinvestment of proceeds as permitted under Section 2.13(b).
 "U.S. Person" shall mean any Person that is a "United States person" as defined in Section 7701(a)(30) of the Code.
"U.S. Tax Compliance Certificate" shall have the meaning set forth in Section 2.21(e)(ii).
"Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
"Withholding Agent" shall mean the Borrower, any other Loan Party or the Administrative Agent, as applicable.
"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the

Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2 Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a "Revolving Loan" or "Term Loan") or by Type (e.g. a "Eurodollar Loan" or "Base Rate Loan") or by Class and Type (e.g. "Revolving Eurodollar Loan").  Borrowings also may be classified and referred to by Class (e.g. "Revolving Borrowing") or by Type (e.g. "Eurodollar Borrowing") or by Class and Type (e.g. "Revolving Eurodollar Borrowing").
Section 1.3 Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Borrower's independent public accountants) with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.  Notwithstanding any other provision contained herein, for purposes of Article VI, Section 7.1 and Section 7.4, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of  any Loan Party or any Subsidiary of any Loan Party at "fair value", as defined therein.
Section 1.4 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the word "to" means "to but excluding". Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns, (iii) the words "hereof", "herein" and "hereunder" and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to Eastern Daylight time or Eastern Standard time, as applicable, unless specifically indicated otherwise.
Section 1.5 Currency Translations.
(a) For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of compliance with financial and other covenants or other required actions or circumstances depend upon compliance with, or are or calculated or determined by reference to, amounts stated in Dollars, such amounts shall be deemed to refer to Dollars or the Dollar Equivalents and any requisite currency translation shall be based on the Exchange Rate, all as of the date of determination.
(b) For purposes of all determinations of Revolving Credit Exposure, Foreign Currency Sublimit, LC Exposure, Required Lenders and Required Revolving Lenders (and the components of each of them), any amount in any currency other than Dollars shall be deemed to refer to Dollars or Dollar Equivalents and any requisite currency translation shall be based on the Exchange Rate, all as of the date of determination.  For purposes of all calculations and determinations hereunder, and all certificates delivered hereunder, all amounts represented by such terms shall be expressed in Dollars or Dollar Equivalents.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS
Section 2.1 General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Revolving Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Revolving Lender severally agrees (to the extent of its Pro Rata Share based on its Revolving Commitment and the Aggregate Revolving Commitments) to make Revolving Loans to the Borrower in accordance with Section 2.2, (ii) each Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.24, (iii) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4, (iv) each Revolving Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof, and (v) each Lender with a Term Loan Commitment severally agrees to make Term Loans to the Borrower in a principal amount not exceeding such Lender's Term Loan A Commitment on the Closing Date in accordance with Section 2.6 and such Lender's Delayed Term Loan Commitment thereafter in accordance with Section 2.28; provided that in no event shall the aggregate principal amount of the Dollar Equivalent of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed at any time the Aggregate Revolving Commitment Amount in effect at such time.  Each Letter of Credit shall be issued in an Acceptable Currency, as specified by the Borrower as set forth in Section 2.24; provided further, that the aggregate Dollar Equivalent amount of the principal amounts of all outstanding Letters of Credit issued in Acceptable Currencies other than Dollars shall at no time exceed the Foreign Currency Sublimit then in effect.
Section 2.2 Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans to the Borrower in Dollars from time to time during the Revolving Availability Period, ratably in accordance with its Pro Rata Share (based on its Revolving Commitment and the Aggregate Revolving Commitments), in an aggregate principal amount outstanding at any time that will not result in (a) such Lender's Revolving Credit Exposure exceeding its Revolving Commitment or (b) the aggregate Revolving Credit Exposure of all Revolving Lenders exceeding the Aggregate Revolving Commitment Amount.  During the Revolving Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.
Section 2.3 Procedure for Revolving Borrowings.  The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 attached hereto (a "Notice of Revolving

Borrowing") (x) prior to 12:00 noon on the requested date of each Base Rate Borrowing and (y) prior to 2:00 p.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of Revolving Loans comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request. The aggregate principal amount of each Revolving Eurodollar Borrowing shall be not less than $2,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Revolving Base Rate Borrowing shall be not less than $1,000,000 or a larger multiple of $100,000; provided, that Revolving Base Rate Loans made pursuant to Section 2.5 or Section 2.24(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed twelve. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender's Revolving Loan to be made as part of the requested Revolving Borrowing.
Section 2.4 Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower in Dollars, from time to time during the Revolving Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the Aggregate Revolving Commitment Amount less the aggregate Revolving Credit Exposure of all Revolving Lenders immediately prior to giving effect to such Swingline Loan; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.
Section 2.5 Procedure for Swingline Borrowing; Etc.
(a)
The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing ("Notice of Swingline Borrowing") prior to 2:00 p.m. on the requested date of each Swingline Borrowing, unless such Swingline Borrowing is a Eurodollar Loan and in such case the request shall be three Business Days prior to such Eurodollar Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and the applicable Interest Period if it is a Eurodollar Loan and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender, of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Swingline Rate.  The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 4:00 p.m. on the requested date of such Swingline Loan. The Administrative Agent will notify the Lenders on a quarterly basis if any Swingline Loans occurred during such quarter.

(b)
The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Revolving  Lenders (including the Swingline Lender) to make Base Rate Loans under the Revolving Commitments in an amount equal to the unpaid principal amount of any Swingline Loan.  Subject to clause (d) below, each Revolving Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.8, which will be used solely for the repayment of such Swingline Loan.

(c)
If for any reason a Revolving Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Revolving Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof (based on its Revolving Commitment and the Aggregate Revolving Commitment Amount) on the date that such Revolving Base Rate Borrowing should have occurred. On the date of such required purchase, each Revolving Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.  If such Swingline Loan bears interest at a rate other than the Base Rate, such Swingline Loan shall automatically become a Base Rate Loan on the effective date of any such participation and interest shall become payable on demand.

(d)
Each Revolving Lender's obligation to make a Revolving Base Rate Loan pursuant to Section 2.5(b) or to purchase the participating interests pursuant to Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Revolving Lender's Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition that has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by the Borrower, the Administrative Agent or any Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, that no Revolving Lender will be obligated to make such Revolving Base Rate Loan or purchase such participating interests with respect to any Swingline Loan funded by the Swingline Lender during any period commencing on the first Business Day after such Revolving Lender receives notice from the Administrative Agent or the Required Revolving Lenders that one or more of the conditions precedent contained in Section 3.2 are not satisfied and ending when such conditions are satisfied or duly waived.  If such amount is not in fact made available to the Swingline Lender by any Revolving Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter.  Until such time as such Revolving Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents.  In addition, such Revolving Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Revolving Lender's participation interest in such Swingline Loans that such Revolving Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

Section 2.6 Term Loan A.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single term loan to the Borrower in Dollars in a single draw on the Closing Date in a principal amount equal to the Term Loan A Commitment of such Lender.  The Term Loan A may be, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof; provided, that on the Closing Date Term Loan A shall be a Base Rate Loan.  The execution and delivery of this

Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 3.1 shall be deemed to constitute the Borrower's request to borrow the Term Loan A on the Closing Date.
Section 2.7 Intentionally Omitted.
Section 2.8 Funding of Borrowings.
(a)
Each Revolving Lender will make available each Revolving Loan to be made by it hereunder to the Administrative Agent at the Payment Office on the proposed date thereof by wire transfer in immediately available funds by 12:00 noon with respect to each Eurodollar Loan and by 2:00 p.m. with respect to each Base Rate Loan; provided, that the Swingline Loans will be made as set forth in Section 2.5. The Administrative Agent will give each applicable Revolving Lender reasonable notice of Borrower's Notice of Revolving Borrowing and will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower's option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b)
Unless the Administrative Agent shall have been notified by any Revolving Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Revolving Lender is participating that such Revolving Lender will not make available to the Administrative Agent such Revolving Lender's share of such Borrowing, the Administrative Agent may assume that such Revolving Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Revolving Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Lender together with interest at the Federal Funds Rate for up to two (2) Business Days and thereafter at the rate specified for such Borrowing.  If such Revolving Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Revolving Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights that the Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder.

(c)
All Loans (other than Swingline Loans) shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.9 Interest Elections.
(a)
Subject to Section 2.6, each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)
To make an election pursuant to this Section, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing (a "Notice of Conversion/Continuation") that is to be converted or continued, as the case may be, (x) prior to 12:00 noon on the requested date of a conversion into a Base Rate Borrowing and (y) prior to 2:00 p.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of "Interest Period". If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c)
If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d)
Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each affected Lender of the details thereof and of such Lender's portion of the corresponding Loans.

Section 2.10 Optional Reduction and Termination of Commitments.
(a)
Unless previously terminated, all Revolving Commitments and the Swingline Commitment shall terminate on the Revolving Commitment Termination Date. The Term Loan A Commitments shall terminate upon the funding of Term Loan A on the Closing Date pursuant to Section 2.6. The Delayed Draw Term Loan Commitments shall terminate upon the earlier of the funding of the entire aggregate amount of the Delayed Draw Term Loans or the expiration of the Delayed Draw Term Loan Commitment in accordance with Section 2.28.

(b)
Upon at least three (3) Business Days' prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable but in the case of a termination in whole may be conditioned upon the consummation of replacement financing), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section shall be in an amount of at least $2,000,000 and any larger multiple of $1,000,000 and (iii) no such reduction shall be permitted that would reduce the Aggregate Revolving Commitment Amount to an amount less than the outstanding Revolving Credit Exposure of all Revolving Lenders.  Any such reduction in the Aggregate Revolving Commitment Amount below the principal amount of the Swingline Commitment or the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment or the LC Commitment, as the case may be.

(c)
With the written approval of the Administrative Agent (which shall promptly notify the Lenders thereof), the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.22 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender.

Section 2.11 Repayment of Loans.
(a)	The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.
(b)
The principal amount of each Swingline Borrowing shall be due and payable (together with accrued and unpaid interest thereon) on the earlier of (i) the last day of the Interest Period applicable to such Borrowing, if any, and (ii) the Revolving Commitment Termination Date.

(c)
The Borrower unconditionally promises to pay to the Administrative Agent for the account of the Lenders the principal amount of the Term Loan A in installments payable on the dates set forth below, with each such installment being in the aggregate principal amount for all Lenders set forth opposite such date below:

Installment Date	Aggregate Principal Amount
September 30, 2017, December 31, 2017, March 31, 2018 and June 30, 2018	1.25% of the original principal amount of the Term Loan A
September 30, 2018, December 31, 2018, March 31, 2019 and June 30, 2019	1.25% of the original principal amount of the Term Loan A
September 30, 2019, December 31, 2019, March 31, 2020 and June 30, 2020	1.25% of the original principal amount of the Term Loan A
September 30, 2020, December 31, 2020, March 31, 2021 and June 30, 2021	1.875% of the original principal amount of the Term Loan A
September 30, 2021, December 31, 2021 and March 31, 2022	1.875% of the original principal amount of the Term Loan A

provided that, to the extent not previously paid, the entire unpaid principal balance of the Term Loan A shall be due and payable in full on the Maturity Date.

(d)
The Borrower unconditionally promises to pay the Administrative Agent for the account of the Lenders the principal amount of any Delayed Draw Term Loan made pursuant to Section 2.28 in installments payable on the last day of each Fiscal Quarter commencing with the first full Fiscal Quarter occurring after the initial Delayed Draw Term Loan Borrowing, in amounts equal to (A) during the period commencing on the Closing Date and ending prior to the third anniversary of the Closing Date, 1.250% per quarter of the aggregate original principal amount of the Delayed Draw Term Loans funded as of the last day of the immediately preceding Fiscal Quarter and (B) during the period commencing on the third anniversary of the Closing Date and thereafter, 1.875% per quarter of the aggregate original principal amount of the Delayed Draw Term Loans funded as of July 2, 2018; provided that, to the extent not previously paid, the entire unpaid principal balance of the Delayed Draw Term Loans shall be due and payable in full on the fifth anniversary of the Closing Date.

Section 2.12 Evidence of Indebtedness.
(a)
Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement.  The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Commitments of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each Eurodollar Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Loan pursuant to Section 2.9, (iv) the date of any conversion of all or a portion of any Loan to another Type pursuant to Section 2.9, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans, the Class thereof and each Lender's Pro Rata Share thereof.  The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b)
This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a "noteless" credit agreement.  However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to such Lender for each Class of Commitments of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns) until such time as the promissory note requirement is waived by the holder thereof.

Section 2.13 Optional and Mandatory Prepayments.
(a)
The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 2:00 p.m. not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, 12:00 noon on the date of such prepayment, (iii) in the case of Swingline Borrowings, prior to 2:00 p.m. on the date of such prepayment and (iv) in the case of payments in any Acceptable Currency other than Dollars, no later than 11:00 a.m. (at the office of the Administrative Agent's account for payments in such currency) on the date of such prepayment.  Each such notice shall be irrevocable and shall specify the proposed date of such prepayment, the principal amount of each Borrowing or portion thereof to be prepaid.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender's Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.14(d); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.20. Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or in the case of a Swingline Loan pursuant to Section 2.5. If the Borrower does not, or is unable for any reason to, effect payment to any Issuing Bank or Lenders in the applicable currency or if the Borrower shall default in the payment when due of any payment in such currency, such Issuing Bank or Lenders may, at their option, require such payment to be made to such Issuing Bank or Lenders in the Dollar Equivalent of such currency determined in accordance with Section 10.15.  With respect to any amount due and payable in Euros, Pounds, Australian Dollars or other Acceptable Currencies, the Borrower agrees to hold the Issuing Banks and the Lenders harmless from any losses, if any, that are actually incurred by the Issuing Banks and the Lenders arising from any change in the value of Dollars in relation to such currency between the date such payment became due and the date of payment thereof (other than losses incurred by any such Issuing Bank or Lender due to the gross negligence or willful misconduct of such Issuing Bank or Lender).  Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing, and in the case of a prepayment of a Term Loan Borrowing, to principal installments as specified by the Borrower.

(b)
If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds in excess of $10,000,000 in any Fiscal Year from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall have been delivered previously to the Administrative Agent in respect thereof, such Net Cash Proceeds shall immediately be applied to the prepayment of the Obligations in accordance with clause (d) below; provided, that on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied to the prepayment of Loans.

(c)
If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any equity issuance (other than (i) equity issuances pursuant to any component of the 2013 Convertible Notes Call Spread Transaction, (ii) equity issuances pursuant to stock incentive plans or other equity award agreements for employees of the Borrower or a Subsidiary and (iii) Investments permitted under Section 7.4 that consist of equity issued on an intercompany basis among the Borrower and its Subsidiaries) or from the issuance of Permitted Subordinated Debt, and the proceeds thereof are not applied to the making of Capital Expenditures or to an Acquisition permitted herein within ninety (90) days of such issuance, then in such event, such Net Cash Proceeds shall immediately be applied to the prepayment of the Obligations in accordance with clause (d) below.

(d)
Any prepayments made by the Borrower pursuant to Sections 2.13(b) or (c) above shall be applied as follows: first, to Administrative Agent's fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Banks then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; fourth, to the principal balance of the Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term Loans, and applied to installments of the Term Loans in inverse order of maturity; fifth, to the principal balance of the Swing Line Loans, until the same shall have been paid in full, to the Swingline Lender, sixth, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments and seventh, to Cash Collateralize the Letters of Credit in accordance with Section 2.24(g) in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon.  The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses fifth through seventh above, unless an Event of Default has occurred and is continuing and the Required Revolving Lenders so request. Notwithstanding the foregoing, amounts received from any Loan Party that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Loan Party.

(e)
If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.10 or otherwise, the Borrower shall immediately repay Swingline Loans and Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due and payable under Section 2.20, applied first to Swingline Loans to the full extent thereof, second to Base Rate Loans to the full extent thereof, and finally to Eurodollar Loans to the full extent thereof.  If after giving effect to prepayment of all Swingline Loans and Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrower shall Cash Collateralize its reimbursement obligations with respect to the Letters of Credit by depositing cash collateral in an amount equal to such excess plus any accrued and unpaid fees thereon.  Such account shall be administered in accordance with Section 2.24(g) hereof.

Section 2.14 Interest on Loans.
(a)
The Borrower shall pay interest (i) on each Base Rate Loan at the Base Rate in effect from time to time plus the applicable Base Rate Margin in effect from time to time and (ii) on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan plus the applicable Eurodollar Rate Margin in effect from time to time.

(b)	The Borrower shall pay interest on each Swingline Loan at the Swingline Rate.

(c)
Notwithstanding subsections (a) and (b) of this Section, at the option of the Required Lenders if an Event of Default has occurred and is continuing, and automatically after acceleration of maturity of the Loans, the Borrower shall pay interest ("Default Interest") with respect to all Eurodollar Loans at the rate per annum equal to 200 basis points (2.0%) above the otherwise applicable interest rate for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations (other than Loans and Hedge/Cash Management Exposure), at the rate per annum equal to 200 basis points (2.0%) above the otherwise applicable interest rate for Base Rate Loans.

(d)
Interest on the principal amount of all Loans shall accrue from the date such Loans are made to the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable (i) quarterly in arrears on the last day of each March, June, September and December, (ii) on the Revolving Commitment Termination Date with respect to all Revolving Loans and (iii) on the Maturity Date with respect to all Term Loans. Interest on all outstanding Eurodollar Loans shall be payable (i) on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day that occurs every three months after the initial date of such Interest Period, (ii) on the Revolving Commitment Termination Date with respect to all Revolving Loans and (iii) on the Maturity Date with respect to all Term Loans.  Interest on each Swingline Loan shall be payable (i) quarterly in arrears on the last day of each March, June, September and December and (ii) on the Revolving Commitment Termination Date. Interest on any Loan that is converted into a Loan of another Type or that is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof.  All Default Interest shall be payable on demand.

(e)
The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be presumed correct for all purposes, absent manifest error.

Section 2.15 Fees.
(a)
Administrative Agent's Fee. The Borrower shall pay to the Administrative Agent for its own account, fees in the amounts and at the times previously agreed upon by the Borrower and the Administrative Agent.

(b)
Commitment Fees. The Borrower agrees to pay in Dollars to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with the Pricing Grid) on the daily amount of the Dollar Equivalent of the unused Revolving Commitment of such Revolving Lender during the Revolving Availability Period. For purposes of computing commitment fees with respect to the Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure of such Revolving Lender, however Swingline Loans shall not be deemed usage of the Revolving Commitments.

(c)
Delayed Draw Term Loan Ticking Fee.  The Borrower agrees to pay in Dollars to the Administrative Agent a ticking fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with the Pricing Grid) on the daily amount of the Dollar Equivalent of the unused Delayed Draw Term Loan Commitment during the period commencing on the Closing Date and ending on July 2, 2018.

(d)
Letter of Credit Fees. The Borrower agrees to pay in Dollars (i) to the Administrative Agent, for the account of each Revolving Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at the Applicable Percentage (on an annualized basis but determined daily in accordance with Schedule I) then in effect on the average daily amount of such Revolving Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to such Letter of Credit during the period from the date of issuance of such Letter of Credit to the date on which such Letter of Credit expires or is drawn in full (including any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the relevant Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum (or such other percentage as may be mutually agreed by the Borrower and the applicable Issuing Bank) on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Revolving Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the relevant Issuing Bank's standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. For any Letter of Credit issued with a face amount in any Acceptable Currency other than Dollars, the fees shall be converted into Dollars using the applicable Exchange Rate in effect two (2) Business Days before the date any fee with respect thereto shall be due and payable hereunder.  Notwithstanding the foregoing, if the interest rate on the Loans is increased to the rate for Default Interest pursuant to Section 2.13(c), then the Applicable Percentage used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by 200 basis points (2.0%).

(e)
Payments. Accrued fees under subsections (b) and (c)(i) of this Section shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on June 30, 2017, and on the Revolving Commitment Termination Date with respect to the Revolving Commitments (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand. Fees under subsection (c)(ii) of this Section shall be payable in advance on the date of the issuance of the Letter of Credit for the term of such Letter of Credit.  Interest shall accrue on any unpaid fee at the rate in effect for Base Rate Loans, plus an additional 200 basis points (2.0%).

(f)
Defaulting Lenders. Anything herein to the contrary notwithstanding, during any period that a Revolving Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to commitment fees accruing with respect to its Revolving Commitment during such period pursuant to Section 2.15(b), ticking fees accruing with respect to its Delayed Draw Term Loan Commitment during such period pursuant to Section 2.15(c) or letter of credit fees accruing during such period pursuant to Section 2.15(d)  (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees), provided that (a) to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.27, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders to the extent of such Non-Defaulting Lenders' incremental additional LC Exposure and (b) to the extent that any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the relevant Issuing Bank.  The pro rata payment provisions of Section 2.22 shall automatically be deemed adjusted to reflect the provisions of this subsection.

Section 2.16 Computation of Interest and Fees.
To the extent permitted by applicable law, all computations of fees and interest under this Agreement payable in respect of any period shall be made by the Administrative Agent on the basis of a 360-day year, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees or interest are payable; provided, however, that computations regarding interest accruing with reference to the Base Rate shall be made on the basis of a 365-day (or 366-day, as applicable) year and the actual number of days (including the first day but excluding the last day) occurring in the period for which interest is payable.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be presumed correct for all purposes.
Section 2.17 Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,
(i)
the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(ii)
the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. In the case of Eurodollar Loans, until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Revolving Borrowing for which a Notice of Revolving Borrowing has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.

Section 2.18 Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Revolving Borrowing, such Lender's Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
Section 2.19 Increased Costs.
(a)	If any Change in Law shall:
(i)
impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii)
impose on any Lender or any Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;

(iii)
subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of the foregoing is to increase the actual cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the actual cost to such Lender or Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five (5) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or Issuing Bank, as the case may be, for such additional costs actually incurred or reduction actually suffered.
(b)
If any Lender or any Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's or Issuing Bank's capital (or on the capital of the Parent Company of such Lender or Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below the rate such Lender, Issuing Bank or the Parent Company of such Lender or Issuing Bank could have achieved but for such Change in Law (taking into consideration such Lender's or Issuing Bank's policies or the policies of the Parent Company of such Lender or Issuing Bank with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate such Lender or Issuing Bank or the Parent Company of such Lender or Issuing Bank for any such reduction suffered.

(c)
A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, such Issuing Bank or the Parent Company of such Lender or such Issuing Bank, as the case may be, specified in subsection (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be presumed correct, absent manifest error.

(d)
Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank under this Section for any increased costs or reductions incurred more than six (6) months prior to the date that such Lender or Issuing Bank notifies the Borrower of such increased costs or reductions and of such Lender's or Issuing Bank's intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then such six-month period shall be extended to include the period of such retroactive effect.

Section 2.20 Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), or (d) the assignment by any Lender (other than a Defaulting Lender) of any Eurodollar Loan other than on the last day of an Interest Period or maturity date applicable thereto as a result of a request by the Borrower pursuant to Section 2.26, then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section submitted to the Borrower by any Lender shall be presumed correct, absent manifest error.
Section 2.21 Taxes.
(a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes; provided that if any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Borrower or other Loan Party, as applicable, shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made.
(b) In addition, without limiting the provisions of subsection (a) of this Section, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower shall indemnify each Recipient, within seven (7) Business Days after written demand therefor, for the full amount of any Indemnified Taxes paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by the applicable Recipient (with a copy to the Administrative Agent in the case of a Recipient other than the Administrative Agent) shall be presumed correct, absent manifest error.
(d) As soon as practicable after any payment of Indemnified Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower or other Loan Party, as applicable, shall deliver to the Administrative Agent an original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e) Tax Forms.
(i) Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly executed originals of IRS Form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from U.S. federal backup withholding tax.
(ii) Any Lender that is a Foreign Person and that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States of America is a party with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  Without limiting the generality of the foregoing, each Lender that is a Foreign Person shall, to the extent it is legally entitled to do so, (w) on or prior to the date such Lender becomes a Lender under this Agreement, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this subsection, and (z) from time to time upon the reasonable request by the Borrower or the Administrative Agent, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent), whichever of the following is applicable:
(A) if such Lender is claiming eligibility for benefits of an income tax treaty to which the United States of America is a party (x) with respect to payments of interest under any Loan Document, duly executed originals of IRS Form W-8BEN, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the "interest" article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, duly executed originals of IRS Form W‑8BEN, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the "business profits" or "other income" article of such tax treaty;

(B) duly executed originals of IRS Form W-8ECI, or any successor form thereto, certifying that the payments received by such Lender are effectively connected with such Lender's conduct of a trade or business in the United States of America;
(C) if such Lender is claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, duly executed originals of IRS Form W-8BEN, or any successor form thereto, together with a certificate (a "U.S. Tax Compliance Certificate") upon which such Lender certifies that (1) such Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, or the obligation of the Borrower hereunder is not, with respect to such Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that Section, (2) such Lender is not a 10% shareholder of the Borrower within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code, (3) such Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code, and (4) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Lender; or
(D) if such Lender is not the beneficial owner (for example, a partnership or a participating Lender granting a typical participation), duly executed originals of IRS Form W-8IMY, or any successor form thereto, accompanied by IRS Form W-9, IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, and/or other certification documents from each beneficial owner, as applicable.
(iii) Each Lender agrees that if any form or certification it previously delivered under this Section expires or becomes obsolete or inaccurate in any respect and such Lender is not legally entitled to provide an updated form or certification, it shall promptly notify the Borrower and the Administrative Agent of its inability to update such form or certification.
(f) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.
(g) If a Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section or with respect to which the Borrower or any other Loan Party has paid additional amounts pursuant to this Section, such Recipient shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or other Loan Party, as applicable, under this Section with respect to such Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Recipient, shall repay the amount paid over to the Borrower (including any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will an indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other person.
Section 2.22 Payments Generally; Pro Rata Treatment; Sharing of Set-offs; Application of Funds.
(a)
The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.19, 2.20 or 2.21, or otherwise) prior to 2:00 p.m., on the Business Day when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.19, 2.20 and 2.21 and 10.3 shall be made directly to the Persons entitled thereto. If the Borrower does not, or is unable for any reason to, effect payment to any Issuing Banks or Lenders in the applicable currency or if the Borrower shall default in the payment when due of any payment in such currency, such Issuing Banks or Lenders may, at their option, require such payment to be made to such Issuing Banks or Lenders in the Dollar Equivalent of such currency determined in accordance with Section 10.15.  With respect to any amount due and payable in any Acceptable Currency other than Dollars, the Borrower agrees to hold the Issuing Banks and Lenders harmless from any losses, if any, that are incurred by the Issuing Banks and Lenders arising from any change in the value of Dollars in relation to such currency between the date such payment became due and the date of payment thereof (other than losses incurred by any Issuing Bank or Lender due to the gross negligence or willful misconduct of such Issuing Bank or Lender).  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.  All payments hereunder shall be made in Dollars, or, in the case of any payment to an Issuing Bank in respect of an LC Disbursement made in an Acceptable Currency other than Dollars, in such Acceptable Currency.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)
If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to the payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to the payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)
If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, Term Loans and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure or Term Loans, as the case may be, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure and Term Loans of other Lenders, as applicable, to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure and Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure or Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)
Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from the date such amount is distributed to it to the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)
If any Lender shall fail to make any advance or payment required to be made by it pursuant to Section 2.5(b) or (c), 2.8, 2.22(d), 2.24(d) or (e), or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)
Notwithstanding anything herein to the contrary, any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, reimbursement of LC Disbursements, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the Revolving Commitment Termination Date, at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority:  first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to an Issuing Bank or the Swingline Lender under this Agreement, third to the payment of interest and fees due and payable to the Non-Defaulting Lenders, ratably in accordance with the  amounts of such interest and fees then due and payable to them, fourth to the payment of principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, fifth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and sixth to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

Notwithstanding the foregoing, amounts received from any Loan Party that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Loan Party.
Section 2.23 Mitigation of Obligations. If any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.21, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.19 or Section 2.21, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.
Section 2.24 Letters of Credit.
(a)
During the Revolving Availability Period, each Issuing Bank, in reliance upon the agreements of the Revolving Lenders pursuant to Section 2.24(d), agrees to issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire no later than five (5) Business Days prior to the Revolving Commitment Termination Date, unless, with the prior approval of the applicable Issuing Bank, such Letter of Credit is Cash Collateralized in the manner provided in clause (g) below; (ii) each Letter of Credit shall be in a stated amount of at least $50,000, or, if denominated in any Acceptable Currency other than Dollars, the Dollar Equivalent of $50,000; (iii) any Letter of Credit in an Acceptable Currency other than Dollars shall be issued in the sole discretion of the relevant Foreign Currency Issuing Bank, and any Letter of Credit in Dollars issued by any Issuing Bank other than SunTrust Bank shall be in the sole discretion of such Issuing Bank; and (iv) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment, (B) the aggregate Revolving Credit Exposure of all Revolving Lenders would exceed the Aggregate Revolving Commitment Amount or (C) the Dollar Equivalent amount of the principal amount of outstanding Letters of Credit in Acceptable Currencies other than Dollars, determined in accordance with Section 10.16, would exceed in the aggregate the Foreign Currency Sublimit. Each Revolving Lender shall be deemed to have purchased, and hereby irrevocably and unconditionally purchases from the relevant Issuing Bank without recourse a participation in each Letter of Credit equal to such Revolving Lender's Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit (i) on the Closing Date with respect to all Existing Letters of Credit and (ii) on the date of issuance with respect to all other Letters of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.  As of the Closing Date, each of the Existing Letters of Credit shall be deemed to have been issued under the Revolving Commitments pursuant to this Section, and each Revolving Lender is deemed to have purchased a participation in all Existing Letters of Credit in accordance with this Section 2.24.  The Administrative Agent shall provide the Revolving Lenders with relevant information concerning the LC Exposure upon written request, no more frequently than quarterly.

(b)
To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the relevant Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the Acceptable Currency in which such Letter of Credit is to be issued (if other than Dollars), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment that increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the relevant Issuing Bank shall approve (which approval shall not be unreasonably withheld) and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the relevant Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c)
At least two (2) Business Days prior to the issuance of any Letter of Credit, the relevant Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the relevant Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the relevant Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date such Issuing Bank is to issue the requested Letter of Credit directing such Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.24(a) or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the relevant Issuing Bank shall issue such Letter of Credit on the requested date in accordance with its usual and customary business practices.

(d)
Each Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. Each Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether such Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse each Issuing Bank for any LC Disbursements paid by such Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind, such reimbursement to be made in the Acceptable Currency in which such Letter of Credit was issued, or if requested by the Borrower and acceptable to such Issuing Bank, in Dollars as converted pursuant to Section 10.15.  Unless the Borrower shall have notified the relevant Issuing Bank and the Administrative Agent prior to 12:00 noon on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse such Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Revolving Base Rate Borrowing on the date on which such drawing is honored in an amount in Dollars (which, if such Letter of Credit was issued in an Acceptable Currency other than Dollars, shall be the amount determined pursuant to Section 10.15 for the conversion of such Acceptable Currency into Dollars) of the exact amount due to such Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Revolving Lenders of such Borrowing in accordance with Section 2.3, and each Revolving Lender shall make the proceeds of its Revolving Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of such Issuing Bank in accordance with Section 2.8. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse such Issuing Bank for such LC Disbursement.

(e)
If for any reason a Revolving Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Revolving Lender (other than the relevant Issuing Bank) shall be obligated to fund the participation that such Revolving Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share (such Pro Rata Share to be determined after converting any Acceptable Currency to Dollars pursuant to Section 10.15, as applicable) of such LC Disbursement on and as of the date that such Base Rate Borrowing should have occurred.  Each Revolving Lender's obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the relevant Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the relevant Issuing Bank.  Whenever, at any time after any Issuing Bank has received from any such Revolving Lender the funds for its participation in a LC Disbursement, such Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or such Issuing Bank, as the case may be, will distribute to such Revolving Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Revolving Lender will return to the Administrative Agent or such Issuing Bank any portion thereof previously distributed by the Administrative Agent or such Issuing Bank to it.

(f)
To the extent that any Revolving Lender shall fail to pay any amount required to be paid pursuant to subsection (d) of this Section on the due date therefor, such Revolving Lender shall pay interest to the relevant Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Rate or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; provided, that if such Lender shall fail to make such payment to the relevant Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.14(c).

(g)
If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this subsection, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Lenders, an amount in cash equal to 102% of the Dollar Equivalent of the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 8.1; provided, further, that as of each Calculation Date occurring after the initial Cash Collateralization of Letters of Credit, the Administrative Agent and any Foreign Currency Issuing Bank may request that additional cash collateral be deposited to the extent that the value of such cash collateral is less than the Dollar Equivalent of the LC Exposure on such Calculation Date as a result of currency exchange rate fluctuations. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Borrower agrees to execute any documents and/or certificates to effectuate the intent of this subsection.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(h)	Intentionally Omitted.
(i)
The Borrower's obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i)	any lack of validity or enforceability of any Letter of Credit or this Agreement;
(ii)
the existence of any claim, set-off, defense or other right that the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the relevant Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)
any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, if such documents on their face appear to be in order;

(iv)	payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document to such Issuing Bank that does not comply with the terms of such Letter of Credit;
(v)
any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder; or

(vi)	the existence of a Default or an Event of Default.
None of the Administrative Agent, the Issuing Banks, the Lenders or any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided, that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank's failure to exercise care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(j)
Unless otherwise expressly agreed by the relevant Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the "International Standby Practices 1998" (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on the date such Letter of Credit is issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.

Section 2.25 Increase of Commitments; Additional Lenders.

(a) From time to time after the Closing Date and in accordance with this Section, the Borrower and one or more Increasing Lenders or Additional Lenders (each as defined below) may enter into an agreement to increase the Aggregate Revolving Commitments and/or provide incremental Term Loans hereunder (each such increase, an "Incremental Commitment") so long as the following conditions are satisfied:
(i) the aggregate principal amount of all such Incremental Commitments made pursuant to this Section shall not exceed $100,000,000 (the principal amount of each such Incremental Commitment, the "Incremental Commitment Amount");
(ii) the Borrower shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by the Administrative Agent in connection with and at the time of any such proposed increase;
(iii) at the time of and immediately after giving effect to any such proposed increase, no Default or Event of Default shall exist and all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than (i) those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects, (ii) representations and warranties effective as of a specified date, which shall remain true and correct as of such specified date, and (iii) changes in facts and circumstances that are not prohibited by the terms of this Agreement);
(iv) (x) any incremental Term Loans made pursuant to this Section (the "Incremental Term Loans") shall have a maturity date no earlier than the Maturity Date and shall have a Weighted Average Life to Maturity no shorter than that of the Term Loans made pursuant to Section 2.5, and (y) any incremental Revolving Commitments provided pursuant to this Section (the "Incremental Revolving Commitments") shall have a termination date no earlier than the Revolving Commitment Termination Date;
(v) the Borrower and its Subsidiaries shall be in pro forma compliance with each of the financial covenants set forth in Article VI as of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered, calculated as if all such Incremental Term Loans had been made and all such Incremental Revolving Commitments had been established (and fully funded) as of the first day of the relevant period for testing compliance;
(vi) if the Initial Yield applicable to any such Incremental Term Loans exceeds by more than 0.50% per annum the sum of the Applicable Margin then in effect for Eurodollar Term Loans or Eurodollar Revolving Loans, as applicable, plus one fourth of the Up-Front Fees paid in respect of the existing Term Loans or the existing Revolving Commitments, as applicable (the "Existing Yield"), then the Applicable Margin of the existing Term Loans or the existing Revolving Loans, as applicable, shall increase by an amount equal to the difference between the Initial Yield and the Existing Yield minus 0.50% per annum;
(vii) any collateral securing any such Incremental Commitments shall also secure all other Obligations on a pari passu basis; and
(viii) except with respect to amortization, pricing and final maturity as set forth above in this clause (a), any Incremental Term Loan shall be on terms consistent with the Term Loans; and any Incremental Revolving Commitments shall be on terms (including all-in pricing and maturity date) consistent with the Revolving Commitments.

(b) The Borrower shall provide at least 30 days' written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender) of any proposal to establish an Incremental Commitment.  The Borrower may also, but is not required to, specify any fees offered to those Lenders (the "Increasing Lenders") that agree to provide Incremental Commitments, which fees may be variable based upon the amount of any such Lender's Incremental Commitment.  Each Increasing Lender shall as soon as practicable, and in any case within 15 days following receipt of such notice, specify in a written notice to the Borrower and the Administrative Agent the amount of such proposed Incremental Commitment that it is willing to provide.  No Lender (or any successor thereto) shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Commitment and/or to provide any additional Term Loan, and any decision by a Lender to increase its Revolving Commitment and/or provide any additional Term Loan shall be made in its sole discretion independently from any other Lender.  Only the consent of each Increasing Lender shall be required for an increase in the aggregate principal amount of the Revolving Commitments and/or to provide any additional Term Loan, as applicable, pursuant to this Section, and then only with respect to the increased Commitment(s) of such Lender.  No Lender that declines to provide an Incremental Commitment may be replaced with respect to its existing Revolving Commitment and/or its Term Loans, as applicable, as a result thereof without such Lender's consent.  If any Lender shall fail to notify the Borrower and the Administrative Agent in writing about whether it will provide an Incremental Commitment within 15 days after receipt of such notice, such Lender shall be deemed to have declined to provide an Incremental Commitment.  The Borrower may accept some or all of the offered amounts or designate new lenders that are acceptable to the Administrative Agent (such approval not to be unreasonably withheld) as additional Lenders hereunder in accordance with this Section (the "Additional Lenders"), which Additional Lenders may assume all or a portion of such Incremental Commitment.  The Borrower and the Administrative Agent shall have discretion jointly to adjust the allocation of such Incremental Revolving Commitments and/or such Incremental Term Loans among the Increasing Lenders and the Additional Lenders.  The sum of the aggregate Incremental Commitments of the Increasing Lenders and the Additional Lenders provided after the Closing Date shall not in the aggregate exceed the Incremental Commitment Amount.
(c) Subject to subsections (a) and (b) of this Section, any increase requested by the Borrower shall be effective upon delivery to the Administrative Agent of each of the following documents:
(i) an originally executed copy of an instrument of joinder, in form and substance reasonably acceptable to the Administrative Agent, executed by the Borrower, by each Additional Lender and by each Increasing Lender, setting forth the Incremental Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof;
(ii) such evidence of appropriate corporate authorization on the part of the Borrower with respect to such Incremental Commitment and such opinions of counsel for the Borrower with respect to such Incremental Commitment as the Administrative Agent may reasonably request;
(iii) a certificate of the Borrower signed by a Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions in subsection (a) of this Section has been satisfied;
(iv) to the extent requested by any Additional Lender or any Increasing Lender, executed promissory notes evidencing such Incremental Revolving Commitments and/or such Incremental Term Loans, issued by the Borrower in accordance with Section 2.10; and
(v) any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.

(d) Upon the effectiveness of any such Incremental Commitment, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Revolving Commitments and/or the Incremental Term Loans, as applicable, and Schedule I shall automatically be deemed amended accordingly.
(e) If any Incremental Term Loans are to have terms that are different from the Term Loans or the Revolving Commitments, as applicable, outstanding immediately prior to such incurrence (any such Incremental Term Loans, the "Non-Conforming Credit Extensions"), all such terms shall be as set forth in a separate assumption agreement among the Borrower, the Lenders providing such Incremental Term Loans and the Administrative Agent, the execution and delivery of which agreement shall be a condition to the effectiveness of the Non-Conforming Credit Extensions.  The scheduled principal payments on the Term Loans to be made pursuant to Section 2.11 shall be ratably increased after the making of any Incremental Term Loans (other than Term Loans that are Non-Conforming Credit Extensions) under this Section by the aggregate principal amount of such Incremental Term Loans.  After the incurrence of any Non-Conforming Credit Extensions that are Term Loans, all optional prepayments of Term Loans shall be allocated ratably between the then-outstanding Term Loans and such Non-Conforming Credit Extensions.  If the Borrower incurs Incremental Revolving Commitments under this Section, the Borrower shall, after such time, repay and incur Revolving Loans ratably as between the Incremental Revolving Commitments and the Revolving Commitments outstanding immediately prior to such incurrence.  Notwithstanding anything to the contrary in Section 10.2, the Administrative Agent is expressly permitted to amend the Loan Documents to the extent necessary to give effect to any increase pursuant to this Section and mechanical changes necessary or advisable in connection therewith (including amendments to implement the requirements in the preceding two sentences, amendments to ensure pro rata allocations of Eurodollar Loans and Base Rate Loans between Loans incurred pursuant to this Section and Loans outstanding immediately prior to any such incurrence and amendments to implement ratable participation in Letters of Credit between the Non-Conforming Credit Extensions consisting of Incremental Revolving Commitments and the Revolving Commitments outstanding immediately prior to any such incurrence).
For purposes of this Section, the following terms shall have the meanings specified below:
"Initial Yield" shall mean, with respect to Incremental Term Loans, the amount (as determined by the Administrative Agent) equal to the sum of (A) the margin above the Eurodollar Rate on such Incremental Term Loans (including as margin the effect of any "LIBOR floor" applicable on the date of the calculation), plus (B) (x) the amount of any Up-Front Fees on such Incremental Term Loans (including any fee or discount received by the Lenders in connection with the initial extension thereof), divided by (y) the lesser of (1) the Weighted Average Life to Maturity of such Incremental Term Loans and (2) four.
"Up-Front Fees" shall mean the amount of any fees or discounts received by the Lenders in connection with the making of Loans or extensions of credit, expressed as a percentage of such Loans or extensions of credit.  For the avoidance of doubt, "Up-Front Fees" shall not include any arrangement fee paid to the Lead Arrangers.
"Weighted Average Life to Maturity" shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.
Section 2.26 Replacement of a Lender. If (i) Borrower is required pursuant to Section 2.19 or 2.21 to make any additional payment to any Lender, (ii) any Lender refuses to consent to a proposed amendment, modification, waiver, discharge or termination with respect to this Agreement that requires the consent of all Lenders (or all affected Lenders) pursuant to Section 10.2 and the same has been approved by the Required Lenders or all other affected Lenders (other than those Lenders replaced pursuant to this Section 2.26), as applicable, pursuant to Section 10.2 or (iii) any Lender is a Defaulting Lender (any Lender described in clause (i), clause (ii) or clause (iii) being an "Affected Lender"), the Borrower may elect, at its sole cost and expense, to replace the Revolving Commitment and/or Term Loans, as applicable, of such Affected Lender, provided that no Event of Default shall have occurred and be continuing at the time of such termination or replacement, and provided further that, concurrently with such replacement, (y) another bank or other Person that is satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash at par, the Revolving Credit Exposure and Term Loans of the Affected Lender pursuant to an Assignment and Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 10.4 applicable to assignments, (x) such assignment does not conflict with applicable law, (y) in the case of any assignment resulting from clause (ii) of this Section 2.26, the applicable replacement Lender shall have consented to the applicable amendment, waiver or consent, and (z) the Borrower shall pay to such Affected Lender in immediately available funds on the day of such replacement (A) all interest, fees and other amounts then accrued and unpaid that are owing to such Affected Lender by the Borrower hereunder to and including the date of termination, including payments due to such Affected Lender under Sections 2.19 and 2.21, and (B) an amount, if any, equal to the payment that would have been due to such Lender on the day of such replacement under Section 2.20 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender, in each case to the extent not paid by the purchasing lender.
Section 2.27 Defaulting Lenders.
(a)	If any Revolving Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:
(i) the LC Exposure and the Swingline Exposure of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective no later than one (1) Business Day after the Administrative Agent has actual knowledge that such Revolving Lender has become a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments (calculated as if the Defaulting Lender's Revolving Commitment was reduced to zero and each Non-Defaulting Lender's Revolving Commitment had been increased proportionately); provided that (a) at the time of such reallocation, the conditions set forth in Section 3.2 shall have been satisfied (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions have been satisfied at such time), (b) the sum of each Non-Defaulting Lender's total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (c) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; and

(ii) to the extent that any portion (the "unreallocated portion") of the LC Exposure and Swingline Exposure of any Defaulting Lender cannot be reallocated pursuant to clause (1) above, for any reason, the Borrower will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the applicable Issuing Bank and/or the Swingline Lender), (a) first, prepay Swingline Loans in an amount equal to the Swingline Lender's Swingline Exposure and (b) Cash Collateralize the obligations of the Borrower to the Issuing Banks in respect of the LC Exposure in an amount equal to the aggregate amount of the unreallocated portion of the LC Exposure of such Defaulting Lender;

provided that (a) each Non-Defaulting Lender's Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender, and (b) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender;

(b)
If the Borrower, the Administrative Agent, the Issuing Banks and the Swingline Lender agree in writing in their discretion that any Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, the LC Exposure and the Swingline Exposure of the other Revolving Lenders shall be readjusted to reflect the inclusion of such Lender's Revolving Commitment, and such Lender will purchase at par such portion of outstanding Revolving Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing), and if any cash collateral has been posted with respect to the LC Exposure or the Swingline Exposure of such Defaulting Lender, the Administrative Agent will promptly return such cash collateral to the Borrower; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c)
So long as any Lender is a Defaulting Lender, the Issuing Bank will not be required to issue, amend, extend, renew or increase any Letter of Credit, and the Swingline Lender will not be required to fund any Swingline Loans, as applicable, unless it is satisfied that 100% of the related LC Exposure and Swingline Exposure after giving effect thereto is fully covered or eliminated by any combination satisfactory to the Issuing Bank or the Swingline Lender, as the case may be, of the following:

(i) the Swingline Exposure and the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders as provided in subsection (a)(i) of this Section;
(ii) without limiting the provisions of subsection (a)(ii) of this Section, the Borrower Cash Collateralizes its reimbursement obligations in respect of such Letter of Credit or prepays such Swingline Loan in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender in respect of such

Letter of Credit or such Swingline Loan, or the Borrower makes other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and
(iii) the Borrower agrees that the face amount of such requested Letter of Credit or the principal amount of such requested Swingline Loan will be reduced by an amount equal to the unreallocated, non-Cash Collateralized portion thereof as to which such Defaulting Lender would otherwise be liable, in which case the obligations of the Non-Defaulting Lenders in respect of such Letter of Credit or such Swingline Loan will, subject to the limitation in the proviso below, be on a pro rata basis in accordance with the Commitments of the Non-Defaulting Lenders, and the pro rata payment provisions of Section 2.22 will be deemed adjusted to reflect this provision; provided that the sum of each Non-Defaulting Lender's total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reduction.
Section 2.28 Delayed Draw Term Loans.
(a)
Subject to the terms and conditions set forth herein, each Lender severally agrees to make Delayed Draw Term Loans, ratably in proportion to its Pro Rata Share of the aggregate Delayed Draw Term Loan Commitments, to the Borrower, from time to time during period commencing on the Closing Date and ending on July 2, 2018, in an aggregate principal amount not to exceed such Lender's Delayed Draw Term Loan Commitment; provided, that (i) the conditions set forth in Section 3.2 shall be satisfied at the time of any such Borrowing, and (ii) Borrower and its Subsidiaries shall be in pro forma compliance with each of the financial covenants set forth in Section 6.1 and Section 6.2 as of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered, calculated as if the requested Delayed Draw Term Loans had been made as of the first day of the relevant period for testing compliance.

(b)
The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Delayed Draw Term Loan Borrowing, substantially in the form of Exhibit 2.28 attached hereto or in such other form as may be acceptable to the Borrower and the Administrative Agent (a "Notice of Delayed Draw Term Loan Borrowing"), (x) prior to 2:00 p.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing and (y) prior to 2:00 p.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing.  Each Notice of Delayed Draw Term Loan Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of Delayed Draw Term Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period).  Each Delayed Draw Term Loan Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request.  The aggregate principal amount of each Delayed Draw Term Loan Borrowing shall not be less than $10,000,000.  Promptly following the receipt of a Notice of Delayed Draw Term Loan Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender's Delayed Draw Term Loan to be made as part of the requested Delayed Draw Term Loan Borrowing.

ARTICLE III

CONDITIONS PRECEDENT
Section 3.1 Conditions To Effectiveness. The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):
(a)
The Administrative Agent shall have received payment of all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all reasonable out-of-pocket expenses of the Administrative Agent and SunTrust Robinson Humphrey, Inc. as a Lead Arranger (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or SunTrust Robinson Humphrey, Inc. as a Lead Arranger.

(b)
The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the Patriot Act at least three (3) Business Days prior to the Closing Date; provided that such information has been reasonably requested by the Administrative Agent at least five (5) Business Days prior to the Closing Date.

(c)	The Administrative Agent (or its counsel) shall have received the following:
(i)
a counterpart of this Agreement signed by or on behalf of the Borrower, the Administrative Agent and each Lender hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii)
the Subsidiary Guarantee Agreement, in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by each Domestic Subsidiary of the Borrower, excluding those Domestic Subsidiaries set forth on Schedule 3.1(c);

(iii)
the Security Agreement, duly executed and delivery by the Borrower and each Subsidiary Loan Party, in form and substance reasonably satisfactory to the Administrative Agent, together with (A) UCC financing statements and other applicable documents under the laws of all necessary or appropriate jurisdictions with respect to the perfection of the Liens granted under the Security Agreement, as requested by the Administrative Agent in order to perfect such Liens, duly authorized by the Loan Parties, (B) copies of favorable UCC, tax, judgment and fixture lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Loan Parties, as requested by the Administrative Agent, indicating that there are no prior Liens on any of the Collateral other than Permitted Encumbrances and Liens to be released on the Closing Date, (C) a Perfection Certificate, duly completed and executed by the Borrower, (D) duly executed Patent Security Agreements, Trademark Security Agreements and Copyright Security Agreements, if applicable and requested by the Administrative Agent, (E) original certificates evidencing all issued and outstanding shares of certificated Capital Stock of all Subsidiaries owned directly by any Loan Party (or, if the pledge of all of the voting Capital Stock of any Foreign Subsidiary would result in materially adverse tax consequences, limited to 65% of the issued and outstanding voting Capital Stock of such Foreign Subsidiary and 100% of the issued and outstanding non-voting Capital Stock of such Foreign Subsidiary, as applicable) and (F) stock or membership interest powers or other appropriate instruments of transfer executed in blank;

(iv)
a certificate of an authorized officer of each Loan Party, attaching and certifying copies of its bylaws or partnership agreement or limited liability company agreement, and of the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of the Borrower executing the Loan Documents to which it is a party;

(v)
certified copies of the certificate of incorporation or other organizational documents of the Loan Parties, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation or organization of each Loan Party;

(vi)
a favorable written opinion of Bass, Berry & Sims PLC, counsel to the Loan Parties, and such other written opinions as may be reasonably requested by the Administrative Agent, addressed to the Administrative Agent for the benefit of the Lenders, covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(vii)	a certificate, dated the Closing Date and signed by a Responsible Officer, confirming compliance with the conditions set forth in subsections (a), (b) and (c) of Section 3.2;
(viii)
the consolidated audited financial statements of the Borrower and its subsidiaries for the fiscal year ended December 31, 2016, including balance sheets, income statements and cash flow statements prepared by PricewaterhouseCoopers LLP in conformity with GAAP, and financial projections in reasonable detail prepared on an annual basis for the Fiscal Years 2017 through 2021;

(ix)
copies of duly executed payoff letters, in form and substance satisfactory to the Administrative Agent, executed by the administrative agent for the Existing Credit Agreement, together with (a) UCC‑3 or other appropriate termination statements, in form and substance satisfactory to the Administrative Agent, releasing all liens securing the Existing Credit Agreement upon any of the personal property of the Borrower and its Subsidiaries and (b) any other releases, terminations or other documents reasonably required by the Administrative Agent to evidence the payoff of Indebtedness under the Existing Credit Agreement;

(x)
certificates of insurance, in form and detail reasonably acceptable to the Administrative Agent, describing the types and amounts of insurance (property and liability) maintained by any of the Loan Parties, in each case naming the Administrative Agent as loss payee or additional insured, as the case may be;

(xi)	a duly executed Notice of Borrowing for any initial Revolving Borrowing;
(xii)	a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof;
(xiii)
a duly completed and executed Compliance Certificate, including calculations of the financial covenants set forth in Article VI hereof as of December 31, 2016, calculated on a pro forma basis as if the Term Loan A and any initial Revolving Borrowing had been funded as of the first day of the relevant period for testing compliance (and setting forth in reasonable detail such calculations);

(xiv)
certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any contractual obligation of any Loan Party in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;

(xv)
with respect to the headquarters location, a copy of the underlying lease, as applicable, and a Collateral Access Agreement from the landlord of such leased property, which Collateral Access Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent; provided, that such Collateral Access Agreement shall not be required if the Borrower is unable to deliver such Collateral Access Agreement after using its commercially reasonable efforts to do so; and

(xvi)	a CUSIP number for the Commitments.
Without limiting the generality of the provisions of this Section 3.1, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that executes this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 3.2 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:
(a)
at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b)
at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto, except for (i) those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects, (ii) representations and warranties effective as of a specified date, which shall remain true and correct as of such specified date, and (iii) changes in facts and circumstances that are not prohibited by the terms of this Agreement;

(c)	since December 31, 2016, there shall have been no change that has had or could reasonably be expected to have a Material Adverse Effect;
(d)	the Borrower shall have delivered the required Notice of Borrowing; and
(e)
the Administrative Agent shall have received such other documents, certificates, information or legal opinions as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.

Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in subsections (a), (b) and (c) of this Section.
Section 3.3 Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and each Lender as follows:
Section 4.1 Existence; Power. The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation or limited liability company, as applicable, under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
Section 4.2 Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party's organizational powers and have been duly authorized by all necessary organizational action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.
Section 4.3 Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable judgment, law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or other Material Agreement binding on the Borrower or any of its Subsidiaries or any of its material assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any material asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.
Section 4.4 Financial Statements. The Borrower has furnished to each Lender the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2016 and the related consolidated statements of income, shareholders' equity and cash flows for the Fiscal Year then ended prepared by PricewaterhouseCoopers LLP.  The financial statements described above fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of the date(s) thereof and the consolidated results of operations of the Borrower and its Subsidiaries for such periods in conformity with GAAP (subject in the case of interim statements, to year-end adjustments and the absence of notes).  Since December 31, 2016, there have been no changes with respect to the Borrower and its Subsidiaries that have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.
Section 4.5 Litigation and Environmental Matters.
(a)
Except as set forth on Schedule 4.5(a), no litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) that in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b)
Except for any matters that would not constitute a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.6 Compliance with Laws and Agreements. The Borrower and each Subsidiary is in compliance with (a) all applicable laws, rules, regulations and orders of any Governmental Authority, including all applicable Health Care Laws, and (b) all indentures, agreements or other instruments binding upon it or its properties, except, in each case, where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 4.7 Investment Company Act, Etc. Neither the Borrower nor any of its Subsidiaries is (a) an "investment company", as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority to do so (other than registrations and filings required or contemplated by the Loan Documents).
Section 4.8 Taxes. The Borrower and its Subsidiaries have timely filed or caused to be filed (or have obtained permitted extensions for) all Federal income tax returns and, to the knowledge of

Borrower, have filed or caused to be filed (or have obtained permitted extensions for) all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves.
Section 4.9 Margin Regulations. None of the pro-ceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of such terms under Regulation U (except in compliance with applicable requirements of Regulation U) or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying "margin stock".
Section 4.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.
Section 4.11 Ownership of Property; Insurance.
(a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business.
(b) Each of the Borrower and its Subsidiaries owns, or is licensed or otherwise has the right to use, all Patents, Trademarks, Copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.
(c) The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts with such deductibles and self-insurance and covering such risks as are customary for companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.
(d) As of the Closing Date, neither the Borrower nor any of its Subsidiaries owns any Real Estate.
Section 4.12 Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, as of the Closing Date that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
Section 4.13 Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower's knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower's knowledge, threatened against any of them before any Governmental Authority, that individually or in the aggregate would result in a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 4.14 Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the applicable Loan Party in, the jurisdiction of incorporation or organization of and the type of each Subsidiary of the Borrower and the other Loan Parties and identifies each Subsidiary that is a Subsidiary Loan Party or Foreign Subsidiary in each case as of the Closing Date. None of the Subsidiaries listed on Schedule 3.1(c) owns more than $250,000 in assets or, after giving effect to the PHB Disposition and the PHB Restructuring as if they had occurred on January 1, 2016, generated more than $250,000 in revenue during the four-Fiscal Quarter period ended December 31, 2016.
Section 4.15 Security Documents.
(a) The Security Documents create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral (as defined therein), and the Security Agreement constitutes a fully perfected Lien (to the extent that such Lien may be perfected by the filing of a UCC financing statement) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.2.  The delivery to the Administrative Agent of the certificates evidencing all Capital Stock pledged pursuant to the Security Agreement, together with appropriate stock powers or other similar instruments of transfer duly executed in blank, result in the Liens in such Capital Stock being fully perfected first priority (subject to Liens expressly permitted by Section 7.2) security interests, perfected by "control" as defined in the UCC.
(b) Under the filings in subsection (a) of this Section and when, if applicable, the Patent Security Agreements and the Trademark Security Agreements are filed in the United States Patent and Trademark Office and the Copyright Security Agreements are filed in the United States Copyright Office, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Patents, Trademarks and Copyrights, if any, in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person.
Section 4.16 Material Agreements.  The Borrower is in compliance with its obligations under the Material Agreements, except to the extent that noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the only Material Agreements of the Borrower and its Subsidiaries are those identified in Borrower's 2016 Annual Report on Form 10-K dated March 6, 2017, filed with the Securities and Exchange Commission, available at https://www.sec.gov/Archives/edgar/data/704415/000070441517000012/form10-k_123116.htm

(including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).  As of the Closing Date, the Borrower is not a party to any Subordinated Debt Documents.
Section 4.17 OFAC.  None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower or any Subsidiary Loan Party (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.  No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
Section 4.18 Patriot Act.  Neither any Loan Party nor any of its Subsidiaries is an "enemy" or an "ally of the enemy" within the meaning of section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended or any enabling legislation or executive order relating thereto.  Neither any Loan Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act.  None of the Loan Parties (i) is a blocked person described in section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
Section 4.19 Solvency.  After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, the Borrower is Solvent.  "Solvent" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and Plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.
Section 4.20 Healthcare Matters.
(a) Health Care Permits.  Except to the extent that noncompliance with the following, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (i) each Loan Party holds, and at all times during the three calendar years immediately preceding the Closing Date has held, all Health Care Permits necessary for it to own, lease, sublease or operate its assets or to conduct its business or operations as presently conducted; (ii) all such Health Care Permits are, and at all times during the three calendar years immediately preceding the Closing Date have been, in full force and effect and there is and has been no default under, violation of, or other noncompliance with the terms and conditions of any such Health Care Permit; (iii) no condition exists or event has occurred that, in itself or with the giving of notice or lapse of time or both, has resulted or would result in the suspension, revocation, termination, restriction, limitation, modification or non-renewal of any Health Care Permit; (iv) no Governmental Authority has taken, or to the knowledge of any Loan Party intends to take, action to suspend, revoke, terminate, place on probation, restrict, limit, modify or not renew any Health Care Permit of any Loan Party; (v) there currently exist no restrictions, deficiencies, required plans of correction or other such remedial measures with respect to any Health Care Permit of a Loan Party; and (vi) without limiting the foregoing, no validation review, program integrity review, audit or other investigation related to any Loan Party or its operations, or the consummation of the transactions contemplated in the Loan Documents or related to the Collateral (x) has been conducted by or on behalf of any Governmental Authority, or (y) is scheduled, pending or, to the knowledge of any Loan Party, threatened.
 (b) Licensed Personnel.  Except to the extent that noncompliance with the following, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the Licensed Personnel, when acting in their capacities as such, have complied and currently are in compliance with all applicable Health Care Laws, and hold and, at all times that such Persons have been Licensed Personnel of any Loan Party and acting in their capacities as such, have held, all Health Care Permits required by applicable Health Care Laws in the performance of such Licensed Personnel's duties for such Loan Party, and, each such Health Care Permit is in full force and effect and, to the knowledge of each Loan Party, no suspension, revocation, impairment, or termination of any such Permit due to a failure to comply with a Health Care Permit Requirement of Law is pending or, to the knowledge of any Loan Party, threatened.
(c) Submission of Claims.  No Loan Party submits claims directly to Medicare as established by Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) or Medicaid as established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.).
(d) Exclusion.  None of the Loan Parties, nor any owner, officer, director, partner, agent, managing employee or Person with a "direct or indirect ownership interest" (as that phrase is defined in 42 C.F.R. § 420.201) in any Loan Party, nor any Licensed Personnel of any Loan Party (i) has been (or, has been threatened to be) (x) "suspended" or "debarred" from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other applicable laws or regulations, or (y) debarred, disqualified, suspended or excluded from participation in any Federal Health Care Program or is listed on the General Services Administration list of excluded parties, nor is any such debarment, disqualification, suspension or exclusion threatened or pending, or (ii) is a party to any other action by any Governmental Authority that may prohibit it from selling products or providing services to any governmental or other purchaser pursuant to any federal, state or local laws or regulations.
Section 4.21   EEA Financial Institution.  Neither the Borrower nor any Subsidiary is an EEA Financial Institution.
ARTICLE V

AFFIRMATIVE COVENANTS
The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation (other than Hedge/Cash Management Exposure and contingent indemnification Obligations for which no claim has been asserted) remains unpaid or outstanding:
Section 5.1 Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent and each Lender:

(a)
as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing (without a "going concern" or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b)
as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of Borrower's previous Fiscal Year, all certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of notes;

(c)
with respect to each Foreign Subsidiary that generated more than $250,000 (Dollar equivalent) of revenue during any Fiscal Year, as soon as available and in any event within 45 days after the end of each Fiscal Quarter of the succeeding Fiscal Year, an unaudited balance sheet of such Foreign Subsidiary as of the end of such Fiscal Quarter and the related unaudited statements of income and cash flows of such Foreign Subsidiary for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, all certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of such Foreign Subsidiary on a consolidating basis in accordance with GAAP (or other appropriate accounting principles applicable to such Foreign Subsidiary), subject to normal year-end audit adjustments and the absence of notes;

(d)
concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate of a Responsible Officer, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the Borrower's audited financial statements referred to in Section 4.4 and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)
as soon as available and in any event within 45 days after the beginning of each Fiscal Year, a budget for such Fiscal Year on a quarter-by-quarter basis, containing a projected income statement, balance sheet and statement of cash flow;

(f)
promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(g)
promptly upon request by the Lenders or the Administrative Agent, documentary and other evidence of the identity of the Loan Parties to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any law or regulation applicable to the Lenders or the Administrative Agent, including Section 326 of the Patriot Act at 31 U.S.C. Section 5318; and

(h)
promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

Section 5.2 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)	the occurrence of any Default or Event of Default;
(b)
the filing or commencement of, or any material developments in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary, including those alleging potential or actual violations of any Health Care Law by any Loan Party or any of its Licensed Personnel, that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)
the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d)
the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000; and

(e)	any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
The Borrower will furnish to the Administrative Agent and each Lender promptly and in any event at least 30 days prior thereto, notice of any change (i) in any Loan Party's legal name, (ii) in any Loan Party's chief executive office, (iii) in any Loan Party's identity or legal structure, (iv) in any Loan Party's federal taxpayer identification number or organizational number or (v) in any Loan Party's jurisdiction of organization.
Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3 Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business (to the extent a failure to do so would have a Material Adverse Effect) and will continue to engage in substantially the same business as presently conducted or such other businesses that are reasonably related thereto; provided that nothing in this Section shall prohibit any merger, consolidation, conversion, liquidation or dissolution permitted under Section 7.3.
Section 5.4 Compliance with Laws, Etc.
(a) The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including all applicable Health Care Laws, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b) Each Loan Party shall (i) obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all Health Care Permits that are necessary in the proper conduct of its business; (ii) require all Licensed Personnel to comply with all applicable Health Care Laws in the performance of their duties to or for any Loan Party, and to maintain in full force and effect all Health Care Permits required to perform such duties; and (iii) keep and maintain all records required to be maintained by any Governmental Authority or otherwise under any applicable Health Care Law, in each case except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 5.5 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
Section 5.6 Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all material dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.
Section 5.7 Visitation, Inspection, Etc. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower.  During the course of the aforementioned visitations, inspections, examinations and discussions, representatives of the Administrative Agent and the Lenders may encounter individually identifiable healthcare information or other confidential information relating to individuals (collectively, the "Confidential Healthcare Information").  Unless otherwise required by law, the Administrative Agent and any Lender, and their respective representatives, shall not disclose, compile, aggregate, remove from the properties of the Borrower or any of its Subsidiaries or record in any manner any Confidential Healthcare Information, and shall not require the

Borrower or any of its Subsidiaries to violate any laws, regulations or ordinances intended to protect the privacy rights of individuals, including HIPAA.
Section 5.8 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, except for ordinary wear and tear, if the failure to do so, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations and (c) cause the Administrative Agent to be named as an additional insured on all general liability insurance policies maintained by the Borrower and its Subsidiaries and maintain the lender loss payable endorsement with respect to all property/casualty policies covering tangible Collateral (or its equivalent).   So long as no Event of Default has occurred and is continuing, the Administrative Agent will release to the Borrower (or the applicable Subsidiary) any property/casualty insurance proceeds paid to the Administrative Agent to be used in a manner not prohibited by this Agreement.
Section 5.9 Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of the Term Loan A and any Revolving Loans funded on the Closing Date to refinance existing Indebtedness under the Existing Credit Agreement and to pay transaction costs and expenses arising in connection with this Agreement.  The Borrower will use the proceeds of Revolving Loans and Delayed Draw Term Loans funded after the Closing Date to repay outstanding Indebtedness (including amounts payable upon or in respect of any conversion of the 2013 Convertible Notes and the repayment of any Revolving Loans borrowed for such purposes), to finance working capital needs, to finance Acquisitions permitted by the terms hereof, to finance the repurchase of Borrower's Capital Stock in accordance with the terms hereof, to finance capital expenditures and for other general corporate purposes of the Borrower and its Subsidiaries.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X.  All Letters of Credit will be used for general corporate purposes.
Section 5.10 Additional Subsidiaries.
(a)
If any Domestic Subsidiary (whether now existing or hereafter acquired or formed) owns or acquires more than $250,000 in assets after the Closing Date or generates more than $250,000 in revenue in any Fiscal Year, the Borrower will, within ten (10) Business Days thereafter, notify the Administrative Agent thereof and within forty-five (45) days thereafter will cause such Domestic Subsidiary to become a Subsidiary Loan Party by executing supplements or joinders to the Subsidiary Guarantee Agreement and the Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent, and will cause such Domestic Subsidiary to deliver simultaneously therewith similar documents applicable to a Subsidiary Loan Party required under Section 3.1 as reasonably requested by the Administrative Agent.

(b)
If a Foreign Subsidiary (whether now existing or hereafter acquired or formed) owns or acquires more than $250,000 in assets after the Closing Date or generates more than $250,000 in revenue in any Fiscal Year and is owned directly by the Borrower or a Subsidiary Loan Party, the Borrower will, within ten (10) Business Days thereafter, notify the Administrative Agent thereof, and within forty-five (45) days thereafter the Borrower will execute, or will cause such Subsidiary Loan Party to execute, a supplement or joinder to the Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent, together with all other documents and certificates necessary to perfect a first priority Lien on the stock or other equity interest of such Foreign  Subsidiary  pledged under the Security Agreement.  The Borrower will also, or will also cause such Subsidiary Loan Party to, deliver simultaneously therewith similar documents required under Section 3.1 as reasonably requested by the Administrative Agent.  The Security Agreement shall create a valid and first priority Lien on 65% of the voting Capital Stock (or other voting equity interests) and 100% of the non-voting Capital Stock (or other non-voting equity interests) of such Foreign Subsidiary (or such lesser percentages as may be required to avoid any adverse tax consequences under applicable laws and regulations).

(c)
If any Domestic Subsidiary (whether now existing or hereafter acquired or formed) owns or acquires more than $250,000 in assets after the Closing Date or generates more than $250,000 in revenue in any Fiscal Year, the Borrower will, within ten (10) Business Days thereafter, notify the Administrative Agent thereof, and within forty-five (45) days thereafter the Borrower will execute, or will cause the applicable Subsidiaries to execute, a supplement or joinder to the Security Agreement, in form and substance satisfactory to the Administrative Agent, together with all other documents and certificates necessary to perfect a first priority Lien on the stock or other equity interests of such Domestic Subsidiary pledged under the Security Agreement.  The Borrower will also, or will also cause the applicable Subsidiaries to, deliver simultaneously therewith similar documents required under Section 3.1 as reasonably requested by the Administrative Agent. The Security Agreement shall create a valid and first priority Lien on all voting Capital Stock (or other voting equity interests) and all non-voting Capital Stock (or other non-voting equity interests) of such Domestic Subsidiary.

Section 5.11 Additional Real Estate; Leased Locations.
(a)
To the extent otherwise permitted hereunder, if any Loan Party acquire a fee ownership interest in Real Estate after the Closing Date having a fair market value in excess of $2,500,000, it shall, within 60 days after the acquisition thereof, provide to the Administrative Agent mortgages, deeds of trust or deeds to secure debt, as applicable, granting the Administrative Agent a first priority Lien on such Real Estate (subject to Permitted Encumbrances), together with all environmental audits and reports, title insurance policies, real property surveys, flood zone reports, evidence of compliance with zoning and building laws, environmental indemnities, legal opinions, supplemental casualty and flood insurance and other documents, instruments and agreements reasonably requested by the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(b)
To the extent otherwise permitted hereunder, if any Loan Party leases any Real Estate that is the headquarters location for the Borrower and its Subsidiaries, it shall provide to the Administrative Agent, within 30 days after entering into such lease, a copy of such lease and a Collateral Access Agreement from the landlord of such leased property; provided, that such Collateral Access Agreement shall not be required if such Loan Party is unable to deliver any such Collateral Access Agreement after using its commercially reasonable efforts to do so.

Section 5.12 Further Assurances.  The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages and other documents) that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request to grant, preserve, protect or perfect the Liens created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.  The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

Section 5.13 Compliance Program.  Each Loan Party shall maintain a corporate and health care regulatory compliance program ("CCP") that addresses the requirements of Health Care Laws, including HIPAA and includes at least the following components:  (i) standards of conduct and procedures that describe compliance policies regarding laws with an emphasis on prevention of fraud and abuse; (ii) a specific officer within high-level personnel identified as having overall responsibility for compliance with such standards and procedures; (iii) training and education programs that effectively communicate the compliance standards and procedures to employees and agents; (iv) auditing and monitoring systems and reasonable steps for achieving compliance with such standards and procedures including publicizing a report system to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems; (v) disciplinary guidelines and consistent enforcement of compliance policies including discipline of individuals responsible for the failure to detect violations of the CCP; and (vi) mechanisms to respond to detected violations of the CCP in a timely manner.  The Borrower will allow the Administrative Agent and its consultants to review the CCP from time to time as reasonably requested by the Administrative Agent.
ARTICLE VI

FINANCIAL COVENANTS
The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation (other than Hedge/Cash Management Exposure and contingent indemnification Obligations for which no claim has been asserted) remains unpaid or outstanding:
Section 6.1 Leverage Ratio.  The Borrower and its Subsidiaries shall maintain, as of the last day of any Fiscal Quarter, a Leverage Ratio that is not greater than:
Fiscal Quarter	Leverage Ratio
Each Fiscal Quarter ending June 30, 2017 and September 30, 2017	4.00:1.00
Each Fiscal Quarter ending December 31, 2017 and on or prior to June 30, 2018	3.75:1.00
Each Fiscal Quarter ending September 30, 2018 and thereafter	3.50:1.00

Section 6.2 Fixed Charge Coverage Ratio. The Borrower and its Subsidiaries shall maintain, as of the last day of each Fiscal Quarter, a Fixed Charge Coverage Ratio that is not less than 1.50:1.00
ARTICLE VII

NEGATIVE COVENANTS
The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation (other than Hedge/Cash Management Exposure and contingent indemnification Obligations for which no claim has been asserted) remains unpaid or outstanding:

Section 7.1 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)	Indebtedness created pursuant to the Loan Documents;
(b)
Indebtedness existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals, replacements and refinancings of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal, replacement or refinancing) or shorten the maturity or the weighted average life thereof;

(c)	Indebtedness of the Borrower owing to any Domestic Subsidiary and of any Domestic Subsidiary owing to the Borrower or any other Domestic Subsidiary;
(d)	Hedging Obligations permitted by permitted by Section 7.10;
(e)	other unsecured Indebtedness of Loan Parties in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;
(f)	Capital Lease Obligations and secured purchase money indebtedness of Loan Parties not in excess of $40,000,000 in the aggregate outstanding at any time;
(g)
Indebtedness (secured or unsecured) of Foreign Subsidiaries in an aggregate principal amount not to exceed the equivalent of $30,000,000 at any time outstanding, provided, however, that no change in currency exchange rates subsequent to an incurrence of Indebtedness permitted by this provision shall result in a violation of this provision;

(h)	Indebtedness consisting of any Guarantee by the Borrower or any Subsidiary of the Indebtedness of a Foreign Subsidiary permitted under subsection (g) of this Section;
(i)	Indebtedness of a Foreign Subsidiary to the Borrower or a Domestic Subsidiary, subject to the limitation in Section 7.4(g);
(j)	Indebtedness secured by a Lien permitted by Section 7.2(e) in an aggregate principal amount not to exceed the equivalent of $15,000,000 at any time outstanding;
(k)	Permitted Subordinated Debt;
(l)	the 2013 Convertible Notes;
(m)	Guarantees of the Borrower or any Subsidiary Loan Party in respect of Indebtedness of the Borrower or any other Subsidiary Loan Party otherwise permitted hereunder;
(n)	obligations (contingent or otherwise) of the Borrower or any Subsidiary Loan Party existing or arising under any Hedging Transaction permitted by Section 7.10;
(o)
Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(p)
Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business;

(q)	Indebtedness consisting of the financing of insurance premiums in the ordinary course of business and payable within one (1) year; and
(r)	Contingent obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with Dispositions permitted by Section 7.6.
The Borrower will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred equity interest that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by the Borrower or such Subsidiary at the option of the holder thereof, in whole or in part, or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interest described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the later of the Revolving Commitment Termination Date and the Maturity Date.
Section 7.2 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of their respective assets or property now owned or hereafter acquired or, except:
(a)
Liens securing the Obligations, provided, however, that no Liens may secure Hedge/Cash Management Exposure without also securing all Obligations arising under the Loan Documents on a basis at least pari passu with such Hedge/Cash Management Exposure and subject to the priority of payments set forth in Section 8.2;

(b)	Permitted Encumbrances;
(c)
any Liens on any property or asset of the Borrower or any Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;

(d)
purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of such fixed or capital assets or to secure Indebtedness permitted under Section 7.1(f) incurred solely for the purpose of financing the acquisition of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien attaches to such asset concurrently or within 90 days after the acquisition thereof; (ii) such Lien does not extend to any other asset; and (iii) the Indebtedness secured thereby does not exceed the cost of acquiring such fixed or capital assets;

(e)
any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (ii) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any Subsidiary of the Borrower or (iii) existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations that it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;

(f)	any Lien on the assets of a Foreign Subsidiary securing Indebtedness of a Foreign Subsidiary permitted under Section 7.1(g); and

(g)
extensions, renewals, or replacements of any Lien referred to in subsections (a) through (f) of this Section; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

Section 7.3 Fundamental Changes.
(a)
The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person or if the surviving Person is a Domestic Subsidiary thereafter and complies with Section 5.10, (ii) any Subsidiary may merge into another Subsidiary; provided that a Domestic Subsidiary may not merge into a Foreign Subsidiary; and provided that if any party to such merger is a Subsidiary Loan Party, a Subsidiary Loan Party shall be the surviving Person, (iii) a Foreign Subsidiary may merge into another Foreign Subsidiary, (iv) any Subsidiary may be converted into a limited liability company if it complies with the provisions of Section 5.10, to the extent applicable, (v) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party and (vi) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless the corresponding Investment (as defined in Section 7.4), if any, is also permitted by Section 7.4.

(b)
The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 7.4 Investments, Loans, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any Capital Stock, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called "Investments"), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, except:
(a)	Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);
(b)	Permitted Investments;
(c)
Guarantees by the Borrower and its Subsidiaries constituting Indebtedness permitted by Section 7.1; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in subsection (e) of this Section;

(d)	loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses;
(e)
Investments made by the Borrower in or to any Domestic Subsidiary and by any Domestic Subsidiary in or to the Borrower or another Domestic Subsidiary provided that the aggregate amount of Investments by the Loan Parties in or to, and Guarantees by the Loan Parties of Indebtedness of, any Domestic Subsidiary that is not a Subsidiary Loan Party (including all such Investments and Guarantees existing on the Closing Date) shall not exceed $1,000,000 at any time outstanding;

(f)
Investments by Foreign Subsidiaries that are held or made outside the United States of America of the same or similar quality as Permitted Investments and Investments by a Foreign Subsidiary in another Foreign Subsidiary;

(g)	Investments by the Borrower or any Domestic Subsidiary in any Foreign Subsidiaries in an aggregate principal amount not to exceed $75,000,000 at any time outstanding;
(h)	Hedging Transactions permitted under Section 7.10;
(i)	To the extent constituting Investments, transactions permitted by Sections 7.1, 7.3 and 7.5;
(j)
Investments consisting of the Acquisition of assets of or equity interests in third parties provided, that (i) such Acquisition is in the same line of business or supports the primary business activities of Borrower and its Subsidiaries or is a business reasonably related to the business that Borrower and its Subsidiaries were engaged in on the Closing Date; (ii) after giving effect to the Acquisition, the Borrower would have been in compliance with Section 6.1 (calculated on a Pro Forma Basis taking into account such Acquisition) measured as of the last day of the most recently ended Fiscal Quarter or Fiscal Year for which the Borrower has delivered financial statements to the Administrative Agent hereunder; (iii) no Default or Event of Default exists or would exist taking into account such Acquisition; (iv) the aggregate consideration paid in connection with all such Acquisitions permitted under this Section 7.4(j) shall not exceed $150,000,000 for all such Acquisitions consummated after the Closing Date; and (v) if the consideration for one or more Acquisitions exceeds in the aggregate $50,000,000 in any Fiscal Quarter, the Administrative Agent has received, prior to consummation of the Acquisition that causes such amount to be exceeded, a Pro Forma Compliance Certificate demonstrating compliance with Section 6.1; and

(k) Other Investments in an aggregate amount not to exceed $50,000,000 at any time outstanding.

Section 7.5 Restricted Payments. The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except for:
(a)	Restricted Payments payable by the Borrower solely in shares of any class of its Capital Stock;

(b)	Restricted Payments made by any Subsidiary ratably to the Borrower, any other Subsidiaries of the Borrower and any other minority shareholders of a Subsidiary of Borrower;
(c)
Restricted Payments paid in cash after the Closing Date in an aggregate amount not to exceed $100,000,000 used to repurchase common stock of the Borrower so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) after giving pro forma effect thereto (and any Indebtedness incurred in connection therewith), the Borrower would be in compliance with the financial covenants set forth in Sections 6.1 and 6.2, measured as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered under this Agreement and (iii) the Borrower shall have delivered to the Administrative Agent a pro forma Compliance Certificate signed by a Responsible Officer certifying to the foregoing with reasonable promptness prior to the date such Restricted Payment will be made;

(d)
Restricted Payments made by the Borrower or any Subsidiary to pay withholding or similar taxes payable by any future, present or former employee, director or officer (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) in connection with any repurchases of Capital Stock or the exercise of stock options so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) after giving pro forma effect thereto (and any Indebtedness incurred in connection therewith), the Borrower would be in compliance with the financial covenants set forth in Sections 6.1 and 6.2, measured as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered under this Agreement;

(e)	interest payments on Permitted Subordinated Debt to the extent such payments are expressly permitted by the subordination provisions of the applicable Subordinated Debt Documents;
(f)
to the extent constituting Restricted Payments, interest payments on the 2013 Convertible Notes in accordance with the terms of the 2013 Convertible Notes and the 2013 Convertible Notes Indenture and the repayment of the principal of the 2013 Convertible Notes upon the maturity thereof;

(g)
Restricted Payments paid in connection with the conversion of the 2013 Convertible Notes so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) after giving pro forma effect thereto (and any Indebtedness incurred in connection therewith), the Borrower would be in compliance with the financial covenants set forth in Sections 6.1 and 6.2, measured as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered under this Agreement and (iii) the Borrower shall have delivered to the Administrative Agent a pro forma Compliance Certificate signed by a Responsible Officer certifying to the foregoing with reasonable promptness prior to the date such Restricted Payment will be made;

(h)	to the extent constituting Restricted Payments, the settlement of the 2013 Convertible Notes Hedge Transaction in accordance with the terms thereof;
(i)
Restricted Payments in an aggregate amount not to exceed $50,000,000 consisting of the purchase of warrants outstanding pursuant to the 2013 Convertible Notes Warrant Transaction so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) after giving pro forma effect thereto (and any Indebtedness incurred in connection therewith), the Borrower would be in compliance with the financial covenants set forth in Sections 6.1 and 6.2, measured as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered under this Agreement and (iii) the Borrower shall have delivered to the Administrative Agent a pro forma Compliance Certificate signed by a Responsible Officer certifying to the foregoing with reasonable promptness prior to the date such Restricted Payment will be made;

(j)
Restricted Payments in an aggregate amount not to exceed $25,000,000 during the term of this Agreement so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) after giving pro forma effect thereto (and any Indebtedness incurred in connection therewith), the Borrower would be in compliance with the financial covenants set forth in Sections 6.1 and 6.2, measured as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered under this Agreement and (iii) the Borrower shall have delivered to the Administrative Agent a pro forma Compliance Certificate signed by a Responsible Officer certifying to the foregoing with reasonable promptness prior to the date such Restricted Payment will be made;

(k)
Restricted Payments in an aggregate amount not to exceed $50,000,000 during the term of this Agreement if the Leverage Ratio is less than 3.00:1.00 but equal to or greater than 2.50:1.00 at the time of such payment so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) after giving pro forma effect thereto (and any Indebtedness incurred in connection therewith), the Borrower would be in compliance with the financial covenants set forth in Sections 6.1 and 6.2, measured as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered under this Agreement and (iii) the Borrower shall have delivered to the Administrative Agent a pro forma Compliance Certificate signed by a Responsible Officer certifying to the foregoing with reasonable promptness prior to the date such Restricted Payment will be made;

(l)
Restricted Payments in an aggregate amount not to exceed $100,000,000 during the term of this Agreement if the Leverage Ratio is less than 2.50:1.00 but equal to or greater than 2.00:1.00 at the time of such payment so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) after giving pro forma effect thereto (and any Indebtedness incurred in connection therewith), the Borrower would be in compliance with the financial covenants set forth in Sections 6.1 and 6.2, measured as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered under this Agreement and (iii) the Borrower shall have delivered to the Administrative Agent a pro forma Compliance Certificate signed by a Responsible Officer certifying to the foregoing with reasonable promptness prior to the date such Restricted Payment will be made; and

(m)
other Restricted Payments so long as (i) the Leverage Ratio is less than 2.00:1.00 at the time of such payment after giving pro forma effect thereto (and any Indebtedness incurred in connection therewith), measured as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered under this Agreement, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom and (iii) the Borrower shall have delivered to the Administrative Agent a pro forma Compliance Certificate signed by a Responsible Officer certifying to the foregoing with reasonable promptness prior to the date such Restricted Payment will be made.

Section 7.6 Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock, to any Person other than the Borrower or a Subsidiary Loan Party, except:
(a)
the sale or other disposition for fair market value of obsolete or worn-out property or other property not necessary to or no longer used or useful in the business of the Borrower and its Subsidiaries;

(b)	the sale of inventory and Permitted Investments, and the non-exclusive licensing of intangible property, in the ordinary course of business;
(c)	the sale or other disposition of assets in a transaction permitted under Section 7.3(a), Investments permitted under Section 7.4 and Restricted Payments permitted under Section 7.5;
(d)
Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(e)
leases, licenses, subleases or sublicenses granted to others in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of the Borrower and its Subsidiaries;

(f)
the discount, write-off or Disposition of accounts receivable overdue by more than 120 days or the sale of any such accounts receivable for the purpose of collection to any collection agency, in each case in the ordinary course of business;

(g)	the unwinding of any Hedging Transaction entered into in accordance with Section 7.10;
(h)	Dispositions of property by any Subsidiary to the Borrower or to a Subsidiary Loan Party
(i)
other sales or Dispositions of assets with a fair market value that does not exceed in the aggregate $20,000,000 in any four Fiscal Quarter period (it being understood and agreed that the PHB Disposition and the PHB Restructuring shall not count toward the $20,000,000 basket contained in this clause (i));

(j)	the 2013 Convertible Notes Call Spread Transaction; and
(k)	Dispositions of property as a result of a Recovery Event, subject to application of the Net Cash Proceeds of such Recovery Event as and to the extent required hereunder.
Section 7.7 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliates, and that are not prohibited by Section 7.4 and (c) any Restricted Payment permitted by Section 7.5.

Section 7.8 Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, as security for the Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided, such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provisions in real property or equipment leases restricting the assignment thereof.
Section 7.9 Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.
Section 7.10 Hedging Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Transaction, other than (x) Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities, and not for speculative purposes, and (y) the 2013 Convertible Notes Call Spread Transaction.
Section 7.11 Status of Incorporation and Formation. Except in a transaction permitted by Section 7.3(a), the Borrower will not permit any Subsidiary Loan Party to change its state of incorporation or formation without giving thirty (30) days' prior written notice to the Administrative Agent.
Section 7.12 Accounting Changes. Subject to Section 1.3, the Borrower will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.
Section 7.13 Amendment to Material Documents.  The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights under its certificate of incorporation, bylaws or other organizational documents in any manner that would have a materially adverse effect on the Lenders, the Administrative Agent, the Issuing Bank, the Borrower or any of its Subsidiaries.  The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights under the 2013 Convertible Notes Indenture, the 2013 Convertible Notes or the documents governing or evidencing the 2013 Convertible Notes Call Spread Transaction if the effect of such amendment, modification or waiver is to (i) increase the interest rate on such 2013 Convertible Notes or change (to earlier dates) the dates upon which principal and interest are due thereon; (ii) alter the redemption, conversion or prepayment provisions thereof in a manner adverse to the Administrative Agent or the Lenders (other than any supplemental indenture to reflect a successor issuer or obligor in respect of the 2013 Convertible Notes to the extent required under the 2013 Convertible Notes Indenture in connection with any consolidation, merger, combination, share exchange, or sale, conveyance, transfer or lease of all or substantially all of the properties and assets of the Borrower, provided that nothing contained in this parenthetical shall be deemed to constitute consent or approval to any such merger of consolidation not otherwise permitted hereunder); (iii) alter the covenants and events of default in a manner that would make such provisions more onerous or restrictive to the Borrower or any such Subsidiary; or (iv) otherwise increase the obligations of the Borrower or any Subsidiary in respect thereof or confer additional rights upon the holders thereof that individually or in the aggregate would be materially adverse to the Borrower or any of its Subsidiaries or to the Administrative Agent or the Lenders.
Section 7.14 Permitted Subordinated Debt.
(a)
The Borrower will not, and will not permit any of its Subsidiaries to (i) prepay, redeem, repurchase or otherwise acquire for value any Permitted Subordinated Debt, or (ii) make any principal, interest or other payments on any Permitted Subordinated Debt that is not expressly permitted by the subordination provisions of the Subordinated Debt Documents.

(b)
The Borrower will not, and will not permit any of its Subsidiaries to, agree to or permit any amendment, modification or waiver of any provision of any Subordinated Debt Document if the effect of such amendment, modification or waiver is to (i) increase the interest rate on such Permitted Subordinated Debt or change (to earlier dates) the dates upon which principal and interest are due thereon; (ii) alter the redemption, prepayment or subordination provisions thereof in a manner adverse to the Administrative Agent or the Lenders; (iii) alter the covenants and events of default in a manner that would make such provisions more onerous or restrictive to the Borrower or any such Subsidiary; or (iv) otherwise increase the obligations of the Borrower or any Subsidiary in respect of such Permitted Subordinated Debt or confer additional rights upon the holders thereof that individually or in the aggregate would be materially adverse to the Borrower or any of its Subsidiaries or to the Administrative Agent or the Lenders.

Section 7.15 Government Regulation.  The Borrower will not, and will not permit any of its Subsidiaries to be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States of America (including the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Loan Parties.

ARTICLE VIII

EVENTS OF DEFAULT
Section 8.1 Events of Default. If any of the following events (each an "Event of Default") shall occur:
(a)
the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement on the date such payment became due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)
the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three days; or

(c)
any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d)	the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.2, Section 5.3 (with respect to the Borrower's existence) or Articles VI or VII; or
(e)
any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above), and such failure shall remain unremedied for 30 days after the earlier of (i) any Responsible Officer of the Borrower becomes aware of such failure, or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(f)
the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness (other than, in the case of the 2013 Convertible Notes, the occurrence of any event or condition that permits the holders of the 2013 Convertible Notes to convert the 2013 Convertible Notes into cash); or any such Indebtedness shall be declared to be due and payable, or required to be prepaid, redeemed, purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof (other than by a regularly scheduled required prepayment or redemption and other than, in the case of the 2013 Convertible Notes, a prepayment, redemption or conversion of such 2013 Convertible Notes for cash to the extent expressly permitted to be paid pursuant to clause (g) of Section 7.5); or

(g)
the Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h)
an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)	the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts generally as they become due; or
(j)
an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000; or

(k)
any judgment or order for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l)
any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)	a Change in Control shall occur or exist; or
(n)
any provision of the Subsidiary Guarantee Agreement or any Security Document shall for any reason cease to be valid and binding on, or enforceable against, any Subsidiary Loan Party, or any Subsidiary Loan Party shall so state in writing, or any Subsidiary Loan Party shall seek to terminate its liability under the Subsidiary Guarantee Agreement; or

(o)	a default shall exist under the Subsidiary Guarantee Agreement or any Security Document, subject to any cure periods or grace periods therein; or
(p)
an Event of Default shall exist under any other agreements evidencing Indebtedness owed to any of the Lenders or under any Hedging Transaction with a Lender-Related Hedge Provider (taking into account any applicable notice and cure or grace period provisions thereof);

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately; (ii) declare the principal of and any accrued interest on the Loans and all other Obligations (excluding the Hedge/Cash Management Exposure) to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) exercise all remedies contained in any other Loan Document; and if an Event of Default specified in either clause (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations (excluding the Hedge/Cash Management Exposure) shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
Section 8.2   Application of Proceeds from Collateral.  All proceeds from each sale of, or other realization upon, all or any part of the Collateral by the Administrative Agent or any of the Lenders that occurs after the principal of and any accrued interest on the Loans have been declared, or deemed to be, due and payable immediately pursuant to the last paragraph of Section 8.1 or after the Administrative Agent forecloses on any of the Collateral, shall be applied as follows:
first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral and due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
second, to the fees and other reimbursable expenses of the Administrative Agent and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
fourth, to the fees due and payable under Section 2.15(b), (c) and (d) and interest then due and payable under the terms hereof, until the same shall have been paid in full;
fifth, to the aggregate outstanding principal amount of the Loans, the LC Exposure and the Hedge/Cash Management Exposure of the Borrower and its Subsidiaries, to the extent secured pursuant to the Loan Documents, until the same shall have been paid in full, allocated pro rata among the Lenders and any Affiliates of Lenders that hold such Obligations based on their respective pro rata shares of the aggregate amount of such Obligations;
sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is equal to 102% of the LC Exposure after giving effect to the foregoing clause fifth;
seventh, all remaining Obligations, to the extent secured pursuant to the Loan Documents, until the same shall have been paid in full, allocated pro rata among the Lenders and any Affiliates of Lenders that hold such Obligations based on their respective pro rata shares of the aggregate amount of such Obligations; and
eighth, to the extent any proceeds remain, to the Borrower or any other Loan Party entitled thereto.
All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided, however, that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clause fifth and sixth shall be distributed to the Administrative Agent, rather than to the Revolving Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Revolving Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.24(g).  All cash collateral for LC Exposure shall be applied to satisfy drawings under the Letters of Credit as they occur; if any cash collateral remains on deposit after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Hedge/Cash Management Exposure of the Borrower and its Subsidiaries shall be excluded from the application described above to the extent that the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Bank Product Provider or the Lender-Related Hedge Provider, as the case may be.  Each Bank Product Provider or Lender-Related Hedge Provider that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a "Lender" party hereto.

Notwithstanding the foregoing, amounts received from any Loan Party that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Loan Party.

ARTICLE IX

THE ADMINISTRATIVE AGENT
Section 9.1 Appointment of Administrative Agent.
(a)
Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent and the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(b)
Each Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for each Issuing Bank with respect thereto; provided, that each Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as though the term "Administrative Agent" as used in this Article IX included each Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to each Issuing Bank.

Section 9.2 Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan

Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be li-able for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negli-gence or willful misconduct.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a "Default" or "Event of Default" hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.
Section 9.3 Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Banks also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.
Section 9.4 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
Section 9.5 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person.  The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
Section 9.6 The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms "Lenders", "Required Lenders", "holders of notes", or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.
Section 9.7 Successor Administrative Agent.
(a)
The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided, that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, that shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank that maintains an office in the United States of America, having a combined capital and surplus of at least $500,000,000.

(b)
Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent's resignation under this Section no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent's resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent's resignation hereunder, the provisions of this Article IX shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c) In addition to the foregoing, if a Revolving Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.27(a), then each Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business New York time on a date specified in such notice (which date may not be less than five Business Days after the date of such notice).
Section 9.8 Withholding Tax.

(a) To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any authority of the United States of America or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

(b) Without duplication of any indemnity provided under subsection (a) of this Section, each Lender shall also indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection

Section 9.9 Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and its agents and counsel and all other amounts due to the Lenders, the Issuing Banks and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Section 10.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
Section 9.10 Authorization to Execute other Loan Documents.  Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including the Security Documents and any subordination agreements) other than this Agreement.
Section 9.11 Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:
(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the termination of all Revolving Commitments, the Cash Collateralization of all unsatisfied reimbursement obligations with respect to Letters of Credit in an amount equal to 102% of the aggregate LC Exposure of all Lenders, and the payment in full of all Obligations (other than contingent indemnification obligations and such Cash Collateralized reimbursement obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.2; and
(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.2(d) and (e); and
(c) to release any Subsidiary Loan Party from its obligations under the Subsidiary Guarantee Agreement and the applicable Security Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Security Documents pursuant to this Section.  In each case as specified in this Section, the Administrative Agent is authorized, at the Borrower's expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Security Documents, or to release such Loan Party from its obligations under the applicable Security Documents, in each case in accordance with the terms of the Loan Documents and this Section

Section 9.12 Co-Documentation Agents; Co-Syndication Agents.  Each of JPMorgan Chase Bank, N.A. and KeyBank National Association are designated Co-Documentation Agents and shall have no duties or obligations as such to any Lender or any Loan Party under any Loan Documents.  Each of Fifth Third Bank, PNC Bank, National Association and Compass Bank are designated Co-Syndication Agents and shall have no duties or obligations as such to any Lender or any Loan Party under any Loan Documents.
Section 9.13 Right to Realize on Collateral and Enforce Subsidiary Guarantee Agreement. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Subsidiary Guarantee Agreement or any of the Security Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Subsidiary Guarantee Agreement and the Security Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.
Section 9.14 Secured Bank Product Obligations and Hedging Obligations.  No Bank Product Provider or Lender-Related Hedge Provider that obtains the benefits of Section 8.2, the Security Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Each Bank Product Provider and Lender-Related Hedge Provider that obtains the benefits of Section 8.2, the Security Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall be deemed to have consented to the provisions hereof, including the provisions of Sections 9.9, 9.11 and 9.13  Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations and Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Lender-Related Hedge Provider, as the case may be.

ARTICLE X

MISCELLANEOUS
Section 10.1 Notices.
(a)	Written Notices.
(i) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
To the Borrower:           Tivity Health, Inc.
701 Cool Springs Boulevard
Franklin, Tennessee 37067
Attention: Chief Financial Officer
Facsimile Number: (615) 614-5408

With a copy to:             Bass, Berry & Sims PLC
 150 Third Avenue South, Suite 2800
 Nashville, Tennessee 37201
 Attention: James S. Tate, Jr.
 Telecopy Number: (615) 742-2735

To the Administrative Agent:	SunTrust Bank
3333 Peachtree Road NE, 7th Floor
Atlanta, Georgia 30326
Attention: Tivity Health Account Manager
Facsimile Number: (404) 926-5173
With a copy to:            SunTrust Bank
 Agency Services
 303 Peachtree Street, N.E. / 25th Floor
 Atlanta, Georgia 30308
 Attention: Doug Weltz
 Telecopy Number: (404) 495-2170
and
King & Spalding LLP
 1180 Peachtree Street, N.E.
 Atlanta, Georgia 30309
 Attention: Carolyn Z. Alford
 Telecopy Number: (404) 572-5100
To SunTrust Bank as
Issuing Bank:             SunTrust Bank
 25 Park Place, N.E. /Mail Code 3706 /16th Floor
 Atlanta, Georgia 30303
 Attention: Standby Letter of Credit Dept.
 Telecopy Number: (404) 588-8129
To the Swingline Lender:       SunTrust Bank
 Agency Services
 303 Peachtree Street, N.E. / 25th Floor
 Atlanta, Georgia 30308
 Attention: Doug Weltz
 Telecopy Number: (404) 495-2170

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, any Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section.
(ii) Any agreement of the Administrative Agent, the Issuing Banks and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Banks and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Banks or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Banks and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Banks and the Lenders of a confirmation that is at variance with the terms understood by the Administrative Agent, the Issuing Banks and the Lenders to be contained in any such telephonic or facsimile notice.
(b) Electronic Communications.
(i) Notices and other communications to the Administrative Agent, the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites).  Without limiting the foregoing, such notices and other communications shall be deemed to have been delivered when the Borrower provides notice to the Administrative Agent by e-mail that such materials are posted on the Borrower's website,  the website of the Securities and Exchange Commission at www.sec.gov or on another website accessible to the Administrative Agent.  The Borrower agrees that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower or any of its Subsidiaries or any other materials or matters relating to this Agreement or any of the transactions contemplated hereby, available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system.  The foregoing shall not apply to notices under Section 5.2 nor shall the foregoing apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.
(ii) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c) Certification of Public Information.  The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to Section 5.1 or Section 5.2 otherwise are being distributed through Syndtrak, Intralinks or any other Internet or intranet website or other information platform (the "Platform"), any document or notice from the Borrower shall not be posted on that portion of the Platform designated for such Public Lenders unless the Borrower has indicated that such document or notice does not contain Non-Public Information; provided, that the provisions of this clause (c) shall not apply to any financial statements, compliance certificates or Notices of Borrowing delivered by the Borrower.  The Borrower shall not be obligated to designate any information provided to the Administrative Agent by or on behalf of the Borrower as being suitable to make available to Public Lenders.  If the Borrower has not indicated whether a document or notice delivered pursuant to Section 5.1 or Section 5.2 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Non-Public Information.
(d) Private Side Information Contacts.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the "Private Side Information" or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender's compliance procedures and applicable law, including Unites States federal and state securities laws, to make reference to information that is not made available through the "Public Side Information" portion of the Platform and that may contain Non-Public Information with respect to the Borrower, its Affiliates or any of their securities or loans for purposes of United States federal or state securities laws.  In the event that any Public Lender has determined for itself not to access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has any responsibility for such Public Lender's decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.
Section 10.2 Waiver; Amendments.
(a)
No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent, any Issuing Bank or any Lender, shall oper-ate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exer-cise of any other right or power hereunder or thereunder.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclu-sive of any rights or remedies provided by law.  No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)
No amendment or waiver of any provision of this Agreement or the other Loan Documents (other than any separate letter agreement(s) relating to any fees payable to the Administrative Agent or any of its Affiliates), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the spe-cific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:

(i) increase the Commitment of any Lender without the written consent of such Lender;
(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby; provided that only the consent of Required Lenders shall be required to (x) amend the definition of "Default Interest" or to waive any obligation of the Loan Parties to pay Default Interest or fees at the default rate or (y) to amend any financial covenant herein (or any defined term used therein) even if the effect thereof would reduce the interest payable on any Obligation or any fee payable hereunder;
(iii) postpone the date fixed for any payment of any princi-pal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby; provided that mandatory prepayments required pursuant to Section 2.13(b), (c) or (d) may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders);
(iv) change Section 2.22(b) or (c) or Section 8.2 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;
(v) change any of the provisions of this subsection (b) or the definition of "Required Lenders" or "Required Revolving Lenders" or any other provision hereof specifying the number or percentage of Lenders that are re-quired to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;
(vi) release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations, without the written consent of each Lender; or
(vii) release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender;
provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person.

(c)
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender).

(d)
Notwithstanding anything to the contrary herein, this Agreement may be amended (or amended and restated) without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

(e)
Notwithstanding anything to the contrary herein, but without limiting Section 2.25, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Borrower and the other Loan Parties (i) to add one or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Revolving Credit Exposure and any Incremental Commitment and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (ii) to change, modify or alter Section 2.22(b) or (c) or any other provision hereof relating to pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in subsection (d) or clause (i) above.

Section 10.3 Expenses; Indemnification.
(a)
The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and its Affiliates (and any reasonably necessary local and regulatory counsel), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (regardless of whether the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket costs and expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of outside coun-sel) incurred by the Administrative Agent in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, however, that with respect to this clause (iii), the Borrower shall be responsible only for the reasonable and documented out-of-pocket legal fees and expenses of one outside counsel (and reasonably necessary local and regulatory counsel) to the Administrative Agent, and (iv) the reasonable and documented out-of-pocket fees, charges and disbursements of one additional counsel on behalf of all Issuing Banks and Lenders (other than Administrative Agent) incurred in connection with any of the matters referred to in clause (iii) above (unless an actual conflict exists, in which case the Borrower shall pay for additional necessary counsel to avoid such conflict).

(b)
The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and expenses (including the reasonable fees, charges and disbursements of one legal counsel to the Administrative Agent and any reasonably necessary local or specialty counsel to the Administrative Agent and, in the case of an actual or perceived conflict of interest, one additional counsel for each group of similarly affected Indemnitees) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak or any other Internet or intranet website, except as a result of such Indemnitee's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

(c)
The Borrower shall pay, and hold the Administrative Agent, each Issuing Bank and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent, each Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)
To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, an Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender's Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(e)
To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

(f)	All amounts due under this Section shall be payable promptly after written demand therefor.
Section 10.4 Successors and Assigns.
(a)
The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)
Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender's Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000 with respect to Term Loans and $1,000,000 with respect to Revolving Loans and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned, except that this subsection (b)(ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis.
(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is of a Term Loan to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender or (z) such assignment is of a Revolving Commitment to another Non-Defaulting Lender, an Affiliate of a Non-Defaulting Lender or an Approved Fund of a Non-Defaulting Lender;
(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless (x) such assignment is of a Term Loan to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender or (y) such assignment is of a Revolving Commitment to another Non-Defaulting Lender, an Affiliate of a Non-Defaulting Lender or an Approved Fund of a Non-Defaulting Lender; and
(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.
(iv) Assignment and Acceptance.  The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.21(e).
(v) No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower's Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi) No Assignment to Natural Persons.  No such assignment shall be made to a natural person.
(vii) Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender's having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.  If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment that does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower.
(c)
The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.  In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower's agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute "Indemnitees".

(d)
Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

(e)
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder (provided that the consent of Participants shall not be required to (x) amend the definition of "Default Interest" or to waive any obligation of the Loan Parties to pay Default Interest or fees at the default rate or (y) to amend any financial covenant herein (or any defined term used therein) even if the effect thereof would reduce the interest payable on any Obligation or any fee payable hereunder); (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment; (iv) except as expressly permitted by this Agreement, change Section 2.22(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 10.2(b) or the definition of "Required Lenders" or "Required Revolving Lenders" or any other provision hereof specifying the number or percentage of Lenders that are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations; or (vii) release all or substantially all collateral (if any) securing any of the Obligations.  Subject to subsection (g) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20, and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.24 as though it were a Lender.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.21 as though it were a Lender.

(f)
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g)
A Participant shall not be entitled to receive any greater payment under Sections 2.19 and 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.  A Participant shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.20(e) and (f) as though it were a Lender.

(h)
Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5 Governing Law; Jurisdiction; Consent to Service of Process.
(a)
In accordance with Sections 5-1401 and 5-1402 of the New York General Obligations Law, this Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law of the State of New York.

(b)
The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York court or, to the extent permitted by applicable law, such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding that is not subject to further appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)
The Borrower irrevocably and unconditionally waives any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)
Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.7 Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender or Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or Issuing Bank, as the case may be, irrespective of whether such Lender or Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22(f) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender and Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender or Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application.  Each Lender and Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower or any of its Subsidiaries to such Lender or Issuing Bank.
Section 10.8 Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent, the Lead Arrangers or any of their Affiliates constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.  Delivery of executed signature pages to any Loan Document by facsimile or electronic mail transmission shall be effective as delivery of manually executed counterparts thereof.
Section 10.9 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.19, 2.20, 2.21, 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein and in the certificates, reports, notices and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.
Section 10.10 Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.11 Confidentiality. Each of the Administrative Agent, each Issuing Bank and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses designated in writing as confidential and provided to it by the Borrower or any Subsidiary, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, any such Issuing Bank or any such Lender, including accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the CUSIP Service Bureau or any similar organization (v) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or that becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Related Party of any of the foregoing on a nonconfidential basis from a source other than the Borrower, (vi) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vii) subject to execution by such Person of an agreement containing provisions substantially similar to this Section, to (A) any pledgee referred to in Section 10.4(h), (B) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (C) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, or (viii) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.  In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document) prior to the Closing Date, the terms of this Section shall govern.
Section 10.12 Interest and Loan Charges Not to Exceed Maximum Amounts Allowed by Law. Anything in this Agreement, the Security Documents or any of the other Loan Documents to the contrary notwithstanding, in no event whatsoever, whether by reason of advancement of proceeds of the Loans, acceleration of the maturity of the unpaid balance of the Loans or otherwise, shall the interest and loan charges agreed to be paid to any Lender for the use of the money advanced or to be advanced hereunder exceed the maximum amounts collectible under applicable laws in effect from time to time. It is understood and agreed by the parties that, if for any reason whatsoever the interest or loan charges paid or contracted to be paid by Borrower in respect of the Loans shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then ipso facto, the obligation to pay such interest and/or loan charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by any Lender that exceed such maximum amounts shall be applied to the reduction of the principal balance of the Loans and/or refunded to Borrower so that at no time shall the interest or loan charges paid or payable in respect of the Loans exceed the maximum amounts permitted from time to time by applicable law.
Section 10.13 U.S. Patriot Act Notification.  The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the "Patriot Act"), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.
Section 10.14 Location of Closing.  Each Lender acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York  10036.  Borrower acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to the Administrative Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York  10036.  All parties agree that closing of the transactions contemplated by this Credit Agreement has occurred in New York.
Section 10.15 Currency Conversion.  All payments under this Agreement or any other Loan Document shall be made in Dollars, except for Reimbursement Obligations with respect to Letters of Credit issued in any Acceptable Currency other than Dollars, which shall be repaid, including interest thereon, in such Acceptable Currency.  If any payment by the Borrower or the proceeds of any collateral shall be in a currency other than the currency required hereunder, such amount shall be converted into the currency required hereunder at the rate reasonably determined by the Administrative Agent or the Issuing Bank, as applicable, as the rate quoted by it in accordance with methods customarily used by such Person for such or similar purposes as the spot rate for the purchase by such Person of the required currency with the currency of actual payment through its principal foreign exchange trading office (including, in the case of the Administrative Agent, any Affiliate) at approximately 11:00 A.M. (local time at such office) two Business Days prior to the effective date of such conversion, provided, that the Administrative Agent or the Issuing Bank, as applicable, may obtain such spot rate from another financial institution actively engaged in foreign currency exchange if the Administrative Agent or the Issuing Bank, as applicable, does not then have a spot rate for the required currency.  The parties hereto hereby agree, to the fullest extent that they may effectively do so under applicable law, that (i) if for the purposes of obtaining any judgment or award it becomes necessary to convert from any currency other than the currency required hereunder into the currency required hereunder any amount in connection with the Obligations, then the conversion shall be made as provided above on the Business Day before the day on which the judgment or award is given, (ii) in the event that there is a change in the applicable conversion rate prevailing between the Business Day before the day on which the judgment or award is given and the date of payment, the Borrower will pay to the Administrative Agent, for the benefit of the Issuing Banks and Lenders, such additional amounts (if any) as may be necessary to assure that the amount paid on such date is the amount in such other currency that, when converted at the conversion rate described herein on the date of payment, is the amount then due in the currency required hereunder, and (iii) any amount due from the Borrower under this Section 10.15 shall be due as a separate debt and shall not be affected by judgment or award being obtained for any other sum due.
Section 10.16 Exchange Rates.
(a) Determination of Exchange Rates.  Not later than 11:00 a.m. on each Calculation Date or upon the occurrence of an Event of Default, if any Letters of Credit are outstanding on such date in any Acceptable Currency other than Dollars, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to such Acceptable Currency as applicable and (ii) give notice thereof to the Lenders and the Borrower.  The Exchange Rate so determined shall become effective on the first Business Day immediately following the relevant Calculation Date or upon the occurrence of an Event of Default (a "Reset Date"), as the case may be, and shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 10.15 or any other provision expressly requiring the use of a more current Exchange Rate) be the Exchange Rate employed in determining the Dollar Equivalent of any amounts of such Acceptable Currency (as applicable).

(b) Notice of Foreign Currency Letters of Credit.   Not later than 11:00 a.m. on each date on which any Letter of Credit denominated in an Acceptable Currency other than Dollars is made or issued, the Administrative Agent shall (i) determine the Dollar Equivalent of the aggregate principal amounts of the Letters of Credit denominated in Acceptable Currencies other than Dollars and (ii) notify the Lenders and the Borrower of the results of such determination.

Section 10.17 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates' understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm's-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby agrees not to assert any claims that it may have against the Administrative Agent or any Lender with respect to any alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.18 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and
(b) the effects of any Bail-in Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii) the variation of the terms of such liability  in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(remainder of page left intentionally blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
TIVITY HEALTH, INC.
By: /s/ Glenn Hargreaves
Name:  Glenn Hargreaves
Title:  Chief Accounting Officer, Controller and
Interim Chief Financial Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SUNTRUST BANK, as Administrative Agent, as an Issuing Bank, as Swingline Lender and as a Lender

By: /s/ Katherine Bass
Name:  Katherine Bass
Title:  Director
[SIGNATURE PAGE TO CREDIT AGREEMENT]

FIFTH THIRD BANK, as a Lender

By:  /s/ Vera B. McEvoy
Name:  Vera B. McEvoy
Title:  Vice President
[SIGNATURE PAGE TO CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:  /s/ John Thurman
Name:  John Thurman
Title:  Senior Vice President
[SIGNATURE PAGE TO CREDIT AGREEMENT]

COMPASS BANK, as a Lender

By:  /s/ Heather Allen
Name:  Heather Allen
Title:  Senior Vice President
[SIGNATURE PAGE TO CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as a Lender

By:  /s/ Dawn Lee Lum
Name:  Dawn Lee Lum
Title:  Executive Director
[SIGNATURE PAGE TO CREDIT AGREEMENT]

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:  /s/ Douglas Gardner
Name:  Douglas Gardner
Title:  Vice President
[SIGNATURE PAGE TO CREDIT AGREEMENT]

The Huntington National Bank, as a Lender

By:  /s/ David Tholt
Name:  David Tholt
Title:  Vice President
[SIGNATURE PAGE TO CREDIT AGREEMENT]

FIRST TENNESSEE BANK, N.A., as a Lender

By:  /s/ Cathy Wind
Name:  Cathy Wind
Title:  SVP
[SIGNATURE PAGE TO CREDIT AGREEMENT]

SYNOVUS BANK, as a Lender

By:  /s/ Joseph (Joe) Dillingham
Name:  Joseph (Joe) Dillingham
Title:  Director, Corporate Banking
[SIGNATURE PAGE TO CREDIT AGREEMENT]

PINNACLE BANK, as a Lender

By:  /s/ Carol S. Titus
Name:  Carol S. Titus
Title:  Senior Vice President
[SIGNATURE PAGE TO CREDIT AGREEMENT]

FRANKLIN SYNERGY BANK, as a Lender

By:  /s/ Timothy B. Fouts
Name:  Timothy B. Fouts
Title:  Executive Vice President
[SIGNATURE PAGE TO CREDIT AGREEMENT]

Cadence Bank, N.A., as a Lender

By:  /s/ William H. Crawford
Name:  William H. Crawford
Title:  Executive Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CAPSTAR BANK, as a Lender

By:  /s/ Mark D. Mattson
Name:  Mark D. Mattson
Title:  Executive Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SCHEDULE I

PRICING GRID
Pricing Level	Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Applicable Percentage for Letter of Credit Fees	Applicable Percentage for Commitment Fee and DDTL Ticking Fee
I	Greater than or equal to 3.50:1.00	2.75% per annum	1.75% per annum	2.75% per annum	0.50% per annum
II	Greater than or equal to 2.75:1.00 but less than 3.50:1.00	2.50% per annum	1.50% per annum	2.50% per annum	0.40% per annum
III	Greater than or equal to 2.00:1.00 but less than 2.75:1.00	2.25% per annum	1.25% per annum	2.25% per annum	0.35% per annum
IV	Greater than or equal to 1.25:1.00 but less than 2.00:1.00	2.00% per annum	1.00% per annum	2.00% per annum	0.30% per annum
V	Greater than or equal to 0.75:1.00 but less than 1.25:1:00	1.75% per annum	0.75% per annum	1.75% per annum	0.25% per annum
VI	Less than 0.75	1.50% per annum	0.50% per annum	1.50% per annum	0.20% per annum

SCHEDULE II
COMMITMENT AMOUNTS

Lender	Revolving Commitment	Term Loan A Commitment	Delayed Draw Term Loan Commitment
SunTrust Bank	$13,437,500	$9,406,250	$20,156,250
Fifth Third Bank	$12,500,000	$8,750,000	$18,750,000

PNC Bank, National Association	$12,500,000	$8,750,000	$18,750,000

Compass Bank	$12,500,000	$8,750,000	$18,750,000

JPMorgan Chase Bank, N.A.	$7,968,750	$5,578,125	$11,953,125

KeyBank National Association	$7,968,750	$5,578,125	$11,953,125

The Huntington National Bank	$7,187,500	$5,031,250	$10,781,250

First Tennessee Bank, N.A.	$5,625,000	$3,937,500	$8,437,500

Synovus Bank	$5,625,000	$3,937,500	$8,437,500

Pinnacle Bank	$4,375,000	$3,062,500	$6,562,500

Franklin Synergy Bank	$3,750,000	$2,625,000	$5,625,000
Cadence Bank, N.A.	$3,750,000	$2,625,000	$5,625,000

Capstar Bank	$2,812,500	$1,968,750	$4,218,750

Total Commitments:	$100,000,000	$70,000,000	$150,000,000

SCHEDULE 2.24

EXISTING LETTERS OF CREDIT

LOC#	AMOUNT	BENEFICIARY	ISSUER
F856673	$5,000,000	Department of Community Health (DCH) State of Georgia	SunTrust Bank
F856207	$516,000	American Casualty Company of Reading, PA and/or Transportation Insurance Company (CNA Insurance)	SunTrust Bank
F847503	$1,210,000	Travelers Indemnity Company	SunTrust Bank
F854643	$450,000	Cigna	SunTrust Bank
F851247	$229,687	Humana – Florida	SunTrust Bank
70002297	$50,000	Humana – Florida	SunTrust Bank

SCHEDULE 3.1(c)

EXCLUDED SUBSIDIARIES

Axonal Information Solutions, Inc.
Caresteps.com, Inc.
Clinical Decision Support, LLC
StatusOne Health Systems, LLC
Tivity Health Government Services, Inc.
Population Health Support, LLC
KLMN, LLC
HealthHonors, LLC
Tivity Hawaii, LLC
Tivity Health Trends, LLC
Tivity QuitNet, LLC
American WholeHealth Networks IPA of New York, Inc.
WholeHealth Networks – Northeast, Inc.
Alignis of New York, Inc.
AlignisOne of New York IPA, Inc.
AlignisOne of New Jersey, Inc.
WholeHealthMD.com, LLC
Healthcare Dimensions PR, Inc.
DIGOP, LLC
Ascentia Health Care Solutions, L.L.C.
Ornish, LLC

SCHEDULE 4.5(a)

LITIGATION MATTERS

None.

SCHEDULE 4.14

SUBSIDIARIES

Domestic Subsidiaries

NAME OF SUBSIDIARY	STATE OF ORG.	TYPE OF ENTITY	OWNED BY	OWNERSHIP PERCENTAGE
Tivity Health International, Inc.*	DE	Corporation	Tivity Health, Inc.	100%
CareSteps.com, Inc.	DE	Corporation	Tivity Health, Inc.	100%
Tivity Health Government Services, Inc.	DE	Corporation	Tivity Health, Inc.	100%
Tivity Health Services, LLC*	DE	Limited liability company	Tivity Health, Inc.	100%
Axonal Information Solutions, Inc.	DE	Corporation	CareSteps.com, Inc.	100%
Population Health Support, LLC	DE	Limited liability company	Tivity Health Services, LLC	100%
Clinical Decision Support, LLC	DE	Limited liability company	Tivity Health Services, LLC	100%
StatusOne Health Systems, LLC	DE	Limited liability company	Tivity Health Services, LLC	100%
KLMN, LLC	DE	Limited liability company	Tivity Health Services, LLC	100%
Health Honors, LLC	DE	Limited liability company	Tivity Health Services, LLC	100%
DIGOP, LLC	DE	Limited liability company	Tivity Health Services, LLC	100%
Tivity Health Hawaii, LLC	DE	Limited liability company	Tivity Health Services, LLC	100%
Tivity Health Support, LLC*	DE	Limited liability company	Tivity Health Services, LLC	100%
Ascentia Health Care Solutions, L.L.C.	DE	Limited liability company	Tivity Health Services, LLC	100%
Ornish, LLC	DE	Limited liability company	Tivity Health Services, LLC	100%
Healthcare Dimensions PR, Inc.	Puerto Rico	Corporation	Tivity Health Support, LLC	100%
Tivity Health Trends, LLC	DE	Limited liability company	Tivity Health Support, LLC	100%
Tivity Health QuitNet, LLC	DE	Limited liability company	Tivity Health Support, LLC	100%
WholeHealthMD.com, LLC	DE	Limited liability company	Tivity Health Support, LLC	100%
WholeHealth Networks, Inc.*	DE	Corporation	Tivity Health Support, LLC	100%
WholeHealth Networks -- Northeast, Inc.	DE	Corporation	WholeHealth Networks, Inc.	100%

American WholeHealth Networks IPA of New York, Inc.	DE	Corporation	WholeHealth Networks, Inc.	100%
AlignisOne of New York IPA, Inc.	NY	Corporation	WholeHealth Networks, Inc.	100%
Alignis of New York, Inc.	NY	Corporation	WholeHealth Networks, Inc.	100%
AlignisOne of New Jersey, Inc.	NJ	Corporation	WholeHealth Networks, Inc.	100%

* Loan Party

Foreign Subsidiaries -

NAME OF SUBSIDIARY	JURISDICTION OF ORGANIZATION	OWNED BY	OWNERSHIP PERCENTAGE
Healthways International, S.a.ŕ.l.	Luxembourg	Tivity Health International, Inc.	100%
Healthways International, GmbH	Germany	Healthways International, S.a.ŕ.l.	100%
Healthways International, Ltd.	England and Wales	Healthways International, S.a.ŕ.l.	100%
Healthways Wellness Services Private Limited	India	Healthways International, S.a.ŕ.l.	100%

SCHEDULE 7.1

EXISITING INDEBTEDNESS

That certain Promissory Note dated as of July 31, 2016 executed by Tivity Health, Inc. and payable to the order of Healthways International, S.a.r.l. in the original principal amount of Euro 6,306,292.87.

SCHEDULE 7.2

EXISTING LIENS

None.

SCHEDULE 7.4

EXISTING INVESTMENTS, LOANS, ETC.

1.	Tivity Health, Inc. owns a 15% membership interest in GenHealth, LLC

2.
Tivity Health International, Inc., provides funding for Healthways International , S.a.ŕ.l, through a preferred equity certificate issued by Healthways International , S.a.ŕ.l., to Tivity Health International, Inc., in the amount of Euro 12,943,473.

EXHIBIT A

FORM OF
ASSIGNMENT AND ACCEPTANCE

[date to be supplied]

Reference is made to the Revolving Credit and Term Loan Agreement, dated as of April 21, 2017 (as amended and in effect on the date hereof, the "Credit Agreement"), among Tivity Health, Inc., a Delaware corporation, the lenders from time to time party thereto and SunTrust Bank, as Administrative Agent for such lenders.  Terms defined in the Credit Agreement are used herein with the same meanings.
[name of assignor] (the "Assignor") hereby sells and assigns, without recourse, to [name of assignee] (the "Assignee") designated below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in (i) the Term Loan of the Assignor on the Assignment Date, (ii) the Revolving Commitment of the Assignor on the Assignment Date and (iii) the Revolving Loans owing to the Assignor that are outstanding on the Assignment Date, together with the participations in the LC Exposure and the Swingline Exposure of the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date.  The Assignee hereby acknowledges receipt of a copy of the Credit Agreement.  From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.
This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.21(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee.  The Assignee shall pay the fee payable to the Administrative Agent pursuant to Section 10.4(b) of the Credit Agreement.
The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and,  to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (iv) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date, unless otherwise agreed in writing by the Administrative Agent.
This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.
This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.
Assignment Date: ________________________
Legal Name of Assignor:  __________________
Legal Name of Assignee:  __________________
Assignee's Address for Notices:  _____________
Effective Date of Assignment:  ______________
("Effective Date"):  _______________________
Facility	Principal Amount Assigned
Percentage Assigned of Term Loan/Revolving  Commitments (set forth, to at least 8 decimals, as a percentage of the aggregate Term Loans and the aggregate Revolving Commitments of all Lenders  thereunder)

Revolving Commitment:	$	%
Term Loan	$	%

The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor

By: ______________________________
Name:
Title:

[Name of Assignee], as Assignee

By: ______________________________
Name:
Title:

The undersigned hereby consents to the within assignment1:

Tivity Health, Inc. SunTrust Bank, as
                         Administrative Agent:

By: _______________________                                       By:  ________________________
Name:                                 Name:
Title:       Title:

1 Consents to be included to the extent required by Section 10.4(b) of the Credit Agreement.

EXHIBIT 2.3

NOTICE OF REVOLVING BORROWING
[Date]

SunTrust Bank
Attn: Agency Services
303 Peachtree Street, NE, 25th Floor
Atlanta, GA 30308

To Whom It May Concern:

Reference is made to the Revolving Credit and Term Loan Agreement dated as of April 21, 2017 (as amended and in effect on the date hereof, the "Credit Agreement"), among the undersigned, as Borrower, the Lenders named therein, and SunTrust Bank, as Administrative Agent.  Terms defined in the Credit Agreement are used herein with the same meanings.  This notice constitutes a Notice of Revolving Borrowing, and the Borrower hereby requests a Revolving Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Revolving Borrowing requested hereby:
(A)	Aggregate principal amount of Revolving Borrowing: _______________________
(B)	Date of Revolving Borrowing (which is a Business Day): ____________________
(C)	Interest Rate basis: ________________________________________________
(D) Interest Period:  ___________________________________________________
(E) Location and number of Borrower's account to which proceeds of Revolving Borrowing are to be  disbursed:_________________________________________

The Borrower hereby represents and warrants that the conditions specified in paragraphs (a), (b), and (c) of Section 3.2 of the Credit Agreement are satisfied.

[signature page follows]

Very truly yours,

TIVITY HEALTH, INC.

By:  _________________
Name:  _______________
Title:  ________________

EXHIBIT 2.28

Form of Notice of Delayed Draw Term Loan Borrowing

[Date]

SunTrust Bank
Attn: Agency Services
303 Peachtree Street, NE, 25th Floor
Atlanta, GA 30308

Ladies and Gentlemen:

Reference is made to the Revolving Credit and Term Loan Agreement, dated as of April 21, 2017 (as amended and in effect on the date hereof, the "Credit Agreement"), among the undersigned, as Borrower, the lenders from time to time party thereto, and SunTrust Bank, as the Administrative Agent.  Terms defined in the Credit Agreement are used herein with the same meanings.  This notice constitutes a Notice of Delayed Draw Term Loan Borrowing, and the Borrower hereby requests a Delayed Draw Term Loan Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Delayed Draw Term Loan Borrowing requested hereby:

(A) Aggregate principal amount of such Delayed Draw Term Loan Borrowing [2]:	_________________________________________
(B) Date of such Delayed Draw Term Loan Borrowing [3]:	_________________________________________
(C) Interest rate basis:	_________________________________________
(D) Interest Period:	_________________________________________
(E) Location and number of Borrower's account to which proceeds of such Delayed Draw Term Loan Borrowing are to be disbursed:	________________________________

The Borrower hereby represents and warrants that (i) the conditions set forth in Section 3.2 of the Credit Agreement are satisfied and (ii) the Borrower and its Subsidiaries are in pro forma compliance with each of the financial covenants set forth in Section 6.1 of the Credit Agreement as of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered, calculated as if the Delayed Draw Term Loan Borrowing requested hereunder had been made as of the first day of the relevant period for testing compliance.

2 Not less than $10,000,000.
3 Which is a Business Day that is on or prior to July 2, 2018.

Very truly yours,

TIVITY HEALTH, INC.

By:  ____________________
Name:
Title: